Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

APTIV PLC

and

VERSIGENT LIMITED

Dated as of March 30, 2026

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS SEPARATION AND DISTRIBUTION AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

i

ii

Disclosure Letter

iii

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of March 30, 2026, by and between Aptiv PLC, a Jersey public limited company (“Parent”) and Versigent Limited, a Jersey private limited company, which will change its status to become a Jersey public limited company and will be renamed “Versigent PLC” upon the effectiveness of the Distribution (“SpinCo”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the board of directors of Parent has determined that it is appropriate and desirable to effect the Separation Transactions;

WHEREAS, (i) Parent (A) has effected or will effect certain restructuring transactions for purposes of aggregating the SpinCo Business in the Parent Group (the “Restructuring”) prior to the Distribution and in connection therewith (B) will contribute, convey, sell or otherwise transfer (or cause its Subsidiaries to contribute, convey, sell or otherwise transfer) the SpinCo Assets to SpinCo and the other members of the SpinCo Group in exchange for (1) the assumption by one or more members of the SpinCo Group of the SpinCo Liabilities and (2) the actual or deemed issuance by SpinCo to Parent of SpinCo Stock (clause (B), collectively, the “Contribution”) and (ii) Parent will make the Distribution;

WHEREAS, SpinCo has been organized solely for the foregoing purposes and has not engaged in activities except in preparation for the Spin-Off;

WHEREAS, Parent and SpinCo have prepared, and SpinCo has filed with the Commission, the Form 10, which includes the Information Statement and sets forth certain disclosures concerning SpinCo and the Distribution;

WHEREAS, Parent and SpinCo intend that the Spin-Off qualify for its Intended Tax Treatment;

WHEREAS, effective from the Distribution, SpinCo will change its status from a private limited company to a public limited company under the laws of Jersey and will be renamed “Versigent PLC”; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Parent, SpinCo and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

1.01.01 “Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, audit, assessment, proceeding or investigation by or before any Governmental Authority.

1.01.02 “Adversarial Action” means (i) an Action by one or more members of the Parent Group, on the one hand, against one or more members of the SpinCo Group, on the other hand, or (ii) an Action by one or more members of the SpinCo Group, on the one hand, against one or more members of the Parent Group, on the other hand.

1.01.03 “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, from and after the Distribution Date, (a) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Parent or any of the other members of the Parent Group and (b) Parent and the other members of the Parent Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group.

1.01.04 “Agent” means the distribution agent appointed by Parent to distribute to the Record Holders, pursuant to the Distribution, the shares of SpinCo Stock held by Parent.

1.01.05 “Agreement” means this Separation and Distribution Agreement, including the Disclosure Letter.

1.01.06 “Ancillary Agreements” means the Master Ancillary Agreements and any other instruments, assignments, documents and agreements executed or to be executed between one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, in each case in connection with the Restructuring and the implementation of the transactions contemplated by this Agreement (including any Real Estate Separation Document (other than the Intercompany Leases and Intercompany Subleases, which shall not be Ancillary Agreements), any Local Transfer Agreement and any other agreement or instrument executed by one or more members of the Parent Group and one or more members of the SpinCo Group for the purpose of transferring or conveying equity interests, Assets or Liabilities in order to effect the transactions contemplated hereby, but excluding the agreements listed on Section 1.01.06 of the Disclosure Letter).

1.01.07 “Arbitral Tribunal” has the meaning set forth in Section 11.03(a).

1.01.08 “Assets” means all assets, Contracts, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

1.01.09 “Available Insurance Policies” means the insurance policies listed on Section 1.01.09 of the Disclosure Letter under the caption “Parent Available Insurance Policies.”

1.01.10 “Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is maintained primarily for the benefit of employees in the United States and is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA)) sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no (i) Parent Equity Compensation Award (as defined in the Employee Matters Agreement), nor any plan under which any such Parent Equity Compensation Award is granted, (ii) plan, program or arrangement sponsored by a Governmental Authority or (iii) plan, policy, program, arrangement or understanding mandated by applicable Law, will constitute a “Benefit Plan”. In addition, no Employment Agreement (as defined in the Employee Matters Agreement) will constitute a Benefit Plan for purposes hereof.

1.01.11 “Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.) and files and other documents in whatever form, physical, electronic or otherwise.

1.01.12 “Cash Management Arrangements” means all cash management arrangements pursuant to which Parent or any of its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of SpinCo or any member of the SpinCo Group.

1.01.13 “Collecting Party” has the meaning set forth in Section 2.03(d)(iii).

1.01.14 “Commission” means the U.S. Securities and Exchange Commission.

1.01.15 “Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from or to any Person.

1.01.16 “Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, lease, sublease, license, sublicense or joint venture agreement, other than a Permit.

1.01.17 “Contribution” has the meaning set forth in the Recitals hereof.

1.01.18 “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

1.01.19 “Credit Support Instruments” has the meaning set forth in Section 3.01(a).

1.01.20 “Customary Offering Actions” means all actions by SpinCo that are requested by Parent to assist with respect to the consummation of the Distribution and any transactions in connection therewith, including: (i) participating in meetings, presentations and due diligence sessions, (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with any such transactions, (iii) providing any financial information and other information about SpinCo and its Subsidiaries reasonably requested by Parent and (iv) authorizing and directing SpinCo’s auditors to provide customary cooperation, including comfort letters and authorization letters, in connection with any such transactions.

1.01.21 “D&O Policies” has the meaning set forth in Section 8.06.

1.01.22 “Data Protection Laws” shall mean all Laws governing the collection, use, storage, processing and transfer of Personal Data.

1.01.23 “Database” means all databases, datasets and collections and compilations of data, in any form or medium, whether machine readable or otherwise.

1.01.24 “Database Rights” means all Copyrights and sui generis rights in Databases and any other statutory and common law rights in Databases under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor. For the avoidance of doubt, Database Rights shall not include any separate proprietary or intellectual property rights in any data itself contained in such Databases.

1.01.25 “Decision on Interim Relief” has the meaning set forth in Section 11.03(e).

1.01.26 “Disbursement” has the meaning set forth in Section 2.03(d)(iii).

1.01.27 “Disbursement Invoice” has the meaning set forth in Section 2.03(d)(iii).

1.01.28 “Disbursement Receiving Party” has the meaning set forth in Section 2.03(d)(iii).

1.01.29 “Disclosure Letter” means that certain disclosure letter prepared and delivered by Parent and SpinCo as of the date of this Agreement.

1.01.30 “Dispute” has the meaning set forth in Section 11.02.

1.01.31 “Dispute Notice” has the meaning set forth in Section 11.02.

1.01.32 “Distribution” means the distribution by Parent to the Record Holders, on a pro rata basis, of 100% of the outstanding shares of SpinCo Stock held by Parent.

1.01.33 “Distribution Date” means the date, determined by Parent in accordance with Section 5.03, on which the Distribution occurs.

1.01.34 “Emergency Arbitrator” has the meaning set forth in Section 11.03(e).

1.01.35 “Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, by and between Parent and SpinCo.

1.01.36 “Environment” means soil, soil gas, sediments, land, wastewater, surface water, groundwater, vegetation, wetland, natural resources or air.

1.01.37 “Environmental Laws” means all Laws relating to the pollution or protection of the Environment, public or worker health and safety (as it relates to exposure to Regulated Substances), and natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Regulated Substances.

1.01.38 “Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including any debt security) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

1.01.39 “Exchange” means the New York Stock Exchange.

1.01.40 “Exchange Act” means the U.S. Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

1.01.41 “Final Determination” has the meaning set forth in the Tax Matters Agreement.

1.01.42 “First Post-Distribution Report” has the meaning set forth in Section 11.13.

1.01.43 “Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission to effect the registration of SpinCo Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

1.01.44 “Former Business” means any corporation, partnership, entity, product line, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person other than Parent or its Subsidiaries or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Distribution Date.

1.01.45 “Former SpinCo Business” means the operations set forth on Section 1.01.45 of the Disclosure Letter and any Former Business that at the time of sale, conveyance, assignment, transfer, or other disposition or divestiture (in whole or in part) or discontinuation, abandonment, completion or termination (in whole or in part) of the operations, activities or production thereof, was primarily managed by or primarily associated with the SpinCo Business or any portion thereof as then conducted.

1.01.46 “Former Parent Employee” means any individual who (i) on or before the close of business on the Distribution Date retired or otherwise separated from service from Parent and its Affiliates, and (ii) is not a Former SpinCo Employee.

1.01.47 “Former SpinCo Employee” means any individual (i) (A) who on or before the close of business on the Distribution Date retired or otherwise separated from service from Parent and its Affiliates, and (B) whose last day worked with Parent and its Affiliates was with (I) the SpinCo Business or (II) any Person that will be a member of the SpinCo Group immediately after the Distribution or (ii) who is set forth on Schedule 1.1(a) to the Employee Matters Agreement.

1.01.48 “Government Investigation” means any inquiry, investigation, probe, audit or inspection conducted by a Governmental Authority.

1.01.49 “Governmental Approvals” means any notices, reports or other filings given to or made with, or any Consents, registrations or permits obtained from, any Governmental Authority.

1.01.50 “Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitral body or official of any of the foregoing.

1.01.51 “Group” means either the Parent Group or the SpinCo Group, or both, as the context requires.

1.01.52 “ICC” means the International Chamber of Commerce.

1.01.53 “Indemnifying Party” has the meaning set forth in Section 6.04(a).

1.01.54 “Indemnitee” has the meaning set forth in Section 6.04(a).

1.01.55 “Indemnity Payment” has the meaning set forth in Section 6.04(a).

1.01.56 “Information” means information, whether or not patentable, copyrightable or protectable as a Trade Secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing or business plans, customer names or information, communications (including emails, text messages, IMs, and chats, including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files, in each case excluding any Intellectual Property rights therein.

1.01.57 “Information Statement” means the Information Statement sent by or on behalf of Parent to the holders of Parent Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

1.01.58 “Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set-off) from any third party in the nature of insurance in respect of any Liability;

in any such case net of (i) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in the collection thereof, (iii) any reimbursement obligations under “fronted” or similar insurance policies and (iv) any Taxes resulting from the receipt thereof.

1.01.59 “Intellectual Property” means all intellectual property rights, industrial property rights and other similar rights in any jurisdiction, including all rights in (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (“Patents”); (b) all trademarks, service marks, corporate names, logos, brand names, certification marks, trade dress, trade names and other indications of origin, goodwill associated with the foregoing and symbolized thereby and all applications, registrations, renewals and extensions of the foregoing (“Marks”); (c) domain names and associated uniform resource locators (“Domain Names”); (d) copyrights, mask works, designs, works of authorship, including all registrations, applications, renewals, extensions and reversions of any of the foregoing and all moral rights (however denominated) (other than Database Rights) (“Copyrights”); (e) rights in Software; (f) Database Rights; (g) trade secrets, non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures, drawings, specifications, customer lists, customer data, supplier lists, pricing and cost information, and business and marketing plans and proposals (in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or issued Patents); and (h) social media accounts and handles.

1.01.60 “Intellectual Property Assignment Agreements” means the Intellectual Property Assignment Agreements listed in Section 1.01.60 of the Disclosure Letter.

1.01.61 “Intellectual Property Cross License Agreements” means (i) the Intellectual Property Cross License Agreement, dated as of the date of this Agreement, by and between Aptiv Technologies AG and Aptiv Manufacturing Management Services GmbH and (ii) the Intellectual Property Cross License Agreement, dated as of the date of this Agreement, by and between Aptiv Electrical Centers (Shanghai) Co., Ltd. and Aptiv Electric Systems Company Ltd.

1.01.62 “Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

1.01.63 “Intercompany Accounts” has the meaning set forth in Section 2.03(a).

1.01.64 “Intercompany Arrangement” means any Contract or transaction between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand.

1.01.65 “Intercompany Deeds” means the deeds (or similar instruments) conveying a fee simple interest (or local equivalent) in real property, together with any applicable transfer Tax forms and other documents required under applicable Law, (i) from a member of the Parent Group, as grantor, to a member of the SpinCo Group, as grantee, or (ii) from a member of the SpinCo Group, as grantor, to a member of the Parent Group, as grantee.

1.01.66 “Intercompany Leases” means the real property leases by and between (i) a member of the Parent Group, as lessor, and a member of the SpinCo Group, as lessee, or (ii) a member of the SpinCo Group, as lessor, and a member of the Parent Group, as lessee.

1.01.67 “Intercompany Subleases” means the real property subleases by and between (i) a member of the Parent Group, as sublessor, and a member of the SpinCo Group, as sublessee, and (ii) a member of the SpinCo Group, as sublessor, and a member of the Parent Group, as sublessee (if any).

1.01.68 “Interim Relief” has the meaning set forth in Section 11.03(e).

1.01.69 “Internal Investigation” means any inquiry, investigation, probe, audit or inspection conducted by a member of the Parent Group or the SpinCo Group.

1.01.70 “Joint Actions” has the meaning set forth in Section 6.11(c).

1.01.71 “Known Counsel” has the meaning set forth in Section 7.10.

1.01.72 “Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

1.01.73 “Lease Assignments” means the assignments of real property leases and subleases by and between (i) a member of the Parent Group, as assignor, and a member of the SpinCo Group, as assignee, or (ii) a member of the SpinCo Group, as assignor, and a member of the Parent Group, as assignee.

1.01.74 “Liabilities” means any and all claims, debts, demands, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities, obligations or requirements of any kind or nature, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees and expenses, the costs and expenses of all assessments, judgments, settlements, compromises and resolutions, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the immediately preceding sentence (including reasonable costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

1.01.75 “Liens” means all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

1.01.76 “Local Transfer Agreement” means any agreement entered into for the purpose of effecting the Separation Transactions in accordance with the Laws of an applicable jurisdiction, including those set forth on Section 1.01.76 of the Disclosure Letter, other than any Master Ancillary Agreement.

1.01.77 “Managing Party” has the meaning set forth in Section 6.11(d).

1.01.78 “Master Ancillary Agreements” means the Employee Matters Agreement, the Intellectual Property Assignment Agreements, the Intellectual Property Cross License Agreements, the Tax Matters Agreement and the Transition Services Agreement.

1.01.79 “Mixed Action” means any Action in respect of which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement that involves both Parent Assets or Parent Liabilities, on the one hand, and SpinCo Assets or SpinCo Liabilities, on the other hand.

1.01.80 “Negotiation Period” has the meaning set forth in Section 11.02.

1.01.81 “Non-Managing Party” has the meaning set forth in Section 6.11(d).

1.01.82 “Non-U.S. Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is maintained primarily for the benefit of employees outside of the United States and is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no (i) Parent Equity

Compensation Award, nor any plan under which any such Parent Equity Compensation Award is granted (ii) plan, program or arrangement sponsored by a Governmental Authority or (iii) plan, policy, program, arrangement or understanding mandated by applicable Law, will constitute a “Non-U.S. Benefit Plan”. In addition, no Employment Agreement will constitute a Non-U.S. Benefit Plan for purposes hereof.

1.01.83 “Parent” has the meaning set forth in the Preamble hereof.

1.01.84 “Parent Account” means any bank, brokerage or similar account owned by Parent or any other member of the Parent Group.

1.01.85 “Parent Assets” means all of Parent’s and its Subsidiaries’ rights, title and interest in all of the Assets of Parent and its Subsidiaries, other than the SpinCo Assets, including all of Parent’s and its Subsidiaries’ right, title and interest in the following Assets:

(a) all Assets that are provided by this Agreement or any Ancillary Agreement as Assets to be retained by, or allocated to, any member of the Parent Group;

(b) all cash and cash equivalents;

(c) all Equity Interests in the members of the Parent Group (other than Parent);

(d) except for the SpinCo Owned Real Property and SpinCo Leased Real Property, all of Parent and its Subsidiaries’ right, title and interest in owned and leased real property and other interests in real property, including all such right, title and interest under each real property lease, sublease, license or other occupancy agreement pursuant to which any of them leases, subleases, licenses or otherwise occupies any such real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(e) except for the SpinCo Contracts, the SpinCo Real Property Leases or the Shared Contracts, or as otherwise expressly provided herein, all interests of Parent and its Subsidiaries in Contracts to which Parent or its Subsidiaries are parties;

(f) all causes of action (including counterclaims) and defenses of Parent and its Subsidiaries (i) against third parties to the extent relating to any of the Parent Business, the Parent Assets or the Parent Liabilities as well as any books, records and privileged information relating thereto or (ii) relating to any period prior to or through the Distribution to the extent that the assertion of such cause of action or defense is necessary or useful in defending any Action that may be asserted against Parent or any of its Subsidiaries or for which indemnification may be sought by any of the Parent Indemnitees pursuant to Article VI;

(g) the Parent Intellectual Property;

(h) all nontransferable Permits of Parent and its Subsidiaries and all Permits held by Parent and its Subsidiaries that are not exclusively used in, or exclusively required for, the operation or ownership of the SpinCo Business or the SpinCo Assets;

(i) without limiting SpinCo’s rights expressly provided under Article VIII, all policies and programs of, or agreements for, insurance and interests in insurance pools and programs of Parent and its Subsidiaries (in each case including self-insurance and insurance from Affiliates, but excluding any insurance policy issued exclusively in the name and for the benefit of any member of the SpinCo Group (and except for any such insurance policy which forms a part of a fronted, or equivalent, insurance program for which any member of the Parent Group retains funding responsibility)) (collectively, “Parent Insurance Policies”) and all rights of any nature of Parent and its Subsidiaries with respect to any Parent Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(j) all personnel and employment records for employees and former employees of Parent and its Subsidiaries who are not SpinCo Employees;

(k) the Parent Business Records;

(l) all rights related to the Parent Portion of any Shared Contract or Surviving Intercompany Arrangement;

(m) the Parent Retained Assets; and

(n) all other Assets, properties, rights, agreements, and claims of Parent and its Subsidiaries, other than those addressed above in this definition, in each case, that are not exclusively related to the SpinCo Business, wherever located, whether tangible or intangible, real, personal or mixed.

1.01.86 “Parent Benefit Plan” means each Benefit Plan that is not a SpinCo Benefit Plan.

1.01.87 “Parent Business” means all businesses and operations as conducted immediately prior to the Distribution or as formerly conducted by Parent and its Subsidiaries other than the SpinCo Business, including any Former Business, other than any Former SpinCo Business.

1.01.88 “Parent Business Records” means all Business Records of Parent and its Subsidiaries other than the SpinCo Business Records.

1.01.89 “Parent Credit Support Instruments” has the meaning set forth in Section 3.01(a).

1.01.90 “Parent Directed Actions” has the meaning set forth in Section 6.11(b)(i).

1.01.91 “Parent Disclosure Sections” means all information contained in or incorporated by reference into the Form 10 or Information Statement, or used in documents for an offering of securities in connection with the Spin-Off or for an offering of securities as contemplated by this Agreement to the extent relating to (a) the Parent Business, (b) the Parent Group, (c) the Parent Liabilities, (d) the Parent Assets or (e) the substantive disclosure set forth in such documents relating to consideration of the board of directors of Parent of the Spin-Off, including the section of the Form 10 entitled “Reasons for the Spin-Off.”

1.01.92 “Parent Employee” means each individual who, as of the close of business on the Distribution Date, is not a SpinCo Employee (whether employed by the Parent Group or the SpinCo Group). For the avoidance of doubt, Parent Employees also include Parent Delayed Transferees (as defined in the Employee Matters Agreement), effective as of the Applicable Transfer Date (as defined in the Employee Matters Agreement).

1.01.93 “Parent Group” means, Parent and each Subsidiary of Parent that is or was a Subsidiary of Parent at the time in respect of which the relevant determination is being made, but excluding any member of the SpinCo Group.

1.01.94 “Parent Indemnitees” has the meaning set forth in Section 6.02.

1.01.95 “Parent Intellectual Property” means all Intellectual Property, other than the SpinCo Intellectual Property, including (i) all rights to the Parent Names and (ii) any Intellectual Property listed in Section 1.01.95 of the Disclosure Letter (the foregoing (i) and (ii), the “Specified Parent Intellectual Property”);

1.01.96 “Parent Liabilities” means, without duplication, the following Liabilities: (i) all Liabilities of Parent and its Subsidiaries to the extent relating to, arising out of, or resulting from, any Parent Asset or the Parent Business, (ii) all obligations of Parent and its Subsidiaries to the extent relating to, arising out of or resulting from the Parent Portion of any Shared Contract or Surviving Intercompany Arrangement, (iii) all Parent Retained Liabilities, (iv) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the Parent Disclosure Sections and (v) all Liabilities that are provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Parent Group; provided that in no event shall a SpinCo Liability be a Parent Liability.

1.01.97 “Parent Names” means any Marks of Parent or its Affiliates, including “Aptiv,” any Aptiv-formative mark that contains the “Aptiv” name or the marks “SVA” or “Smart Vehicle Architecture,” either alone or in combination with other words or elements or any variations, translations, transliterations or derivatives thereof or any Marks confusingly similar thereto, except for those Marks expressly set forth on Section 1.01.139 of the Disclosure Letter.

1.01.98 “Parent Non-U.S. Benefit Plan” means each Non-U.S. Benefit Plan that is not a SpinCo Non-U.S. Benefit Plan.

1.01.99 “Parent Policy Pre-Separation Insurance Matters” means any (a) circumstance known by the SpinCo Group or the Parent Group or claim made against the SpinCo Group or the Parent Group and, in either case, reported to the applicable insurer(s) prior to the Distribution Date in respect of an act, omission or Liability occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” or an “occurrence-reported-based” insurance policy of the Parent Group in effect prior to the Distribution Date or under any extended reporting period thereof, (b) Action (whether made prior to, on or following the Distribution Date) in respect of any incident occurring prior to the Distribution Date under the Available Insurance Policies in effect prior to the Distribution Date or (c) if and solely to the extent

Parent so elects by written notice to SpinCo, claims made against the SpinCo Group after the Distribution Date in respect of an act, omission or Liability occurring prior to the Distribution Date that results in a Liability under the “claims-made-based” insurance policies, including any runoff coverage thereunder, of the Parent Group so elected by Parent, other than Available Insurance Policies.

1.01.100 “Parent Portion” means that portion of any Shared Contract or any Surviving Intercompany Arrangement, as applicable, that is not related to the SpinCo Business.

1.01.101 “Parent Retained Assets” means the Assets to be retained by the Parent Group as set forth on Section 1.01.101 of the Disclosure Letter.

1.01.102 “Parent Retained Liabilities” means the Liabilities to be retained by the Parent Group as set forth on Section 1.01.102 of the Disclosure Letter.

1.01.103 “Parent Stock” means the ordinary shares, $0.01 par value per share, of Parent.

1.01.104 “Party” means either party hereto, and “Parties” means both parties hereto.

1.01.105 “Paying Party” has the meaning set forth in Section 2.03(d)(iii).

1.01.106 “Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.

1.01.107 “Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority or works council.

1.01.108 “Personal Data” means any information defined as “Personal Data,” “Personally Identifiable Information,” “Personal Information” or similar term by the Data Protection Laws.

1.01.109 “Real Estate Separation Documents” means the Intercompany Deeds, the Intercompany Leases, the Intercompany Subleases, the Lease Assignments, and any agreements entered into between members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other, in connection with the subdivision of real properties into separate tax parcels in connection with the transactions contemplated hereby.

1.01.110 “Real Estate Transaction(s)” means each conveyance, assignment, transfer, novation, lease or sublease of owned or leased real property pursuant to this Agreement or any Ancillary Agreement.

1.01.111 “Receipt” has the meaning set forth in Section 2.03(d)(iii).

1.01.112 “Receiving Party” has the meaning set forth in Section 2.01(d).

1.01.113 “Record Date” means the close of business on the date determined by the board of directors of Parent as the record date for determining the shares of Parent Stock in respect of which shares of SpinCo Stock will be distributed pursuant to the Distribution.

1.01.114 “Record Holders” has the meaning set forth in Section 5.01(b).

1.01.115 “Regulated Substance” means any (a) hazardous substance, hazardous waste, pollutant or contaminant as defined or regulated by any Environmental Law, (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product or by-product, (c) asbestos or asbestos-containing material and (d) polychlorinated biphenyls, methane, radioactive materials or per- and polyfluoroalkyl substances.

1.01.116 “Representation Letters” has the meaning set forth in the Tax Matters Agreement.

1.01.117 “Representative” has the meaning set forth in Section 7.09(a).

1.01.118 “Responsible Party” has the meaning set forth in Section 2.03(d)(iii).

1.01.119 “Restructuring” has the meaning set forth in the Recitals hereof.

1.01.120 “Rules” has the meaning set forth in Section 11.03.

1.01.121 “Separation Transactions” means the Restructuring, the Contribution, the Distribution and the other transactions contemplated by this Agreement.

1.01.122 “Shared Contract” means each Contract set forth on Section 1.01.122 of the Disclosure Letter.

1.01.123 “Software” means (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, middleware, development tools, templates, menus, buttons and icons, and (c) documentation, including user manuals, and other training documentation, related to any of the foregoing, in each case excluding Databases.

1.01.124 “Spin-Off” means the Contribution and the Distribution, taken together.

1.01.125 “SpinCo” has the meaning set forth in the Preamble hereof.

1.01.126 “SpinCo Account” means any bank, brokerage or similar account owned by SpinCo or any other member of the SpinCo Group.

1.01.127 “SpinCo Assets” means, without duplication, the following Assets of the Parent Group or the SpinCo Group:

(a) all Assets that are provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the SpinCo Group;

(b) all Assets included or reflected as Assets of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Business Balance Sheet;

(c) all Assets as of the Distribution Date that are of a nature or type that would have resulted in such Assets being included or reflected as Assets of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet if such balance sheet were prepared as of the Distribution Date on a basis consistent with the determination of the Assets included on the SpinCo Business Balance Sheet;

(d) all interests in the capital stock of, or other equity interests in, the members of the SpinCo Group (other than SpinCo) and all other equity, partnership, membership, joint venture and similar interests held by any member of the SpinCo Group or set forth on Section 1.01.137 of the Disclosure Letter under the captions “SpinCo Joint Venture Interests and Other Equity Interests,” or “Subsidiaries,” as applicable;

(e) the SpinCo Contracts;

(f) all rights related to the SpinCo Portion of any Shared Contract or Surviving Intercompany Arrangement;

(g) the SpinCo Owned Real Property, together with all buildings, fixtures and improvements erected thereon;

(h) the SpinCo Leased Real Property and the SpinCo Real Property Leases;

(i) the SpinCo Intellectual Property, including all rights to file for protection thereof and claim priority therefrom and to sue and recover for past, present or future infringement, misappropriation or violation thereof;

(j) the SpinCo Benefit Plans and the SpinCo Non-U.S. Benefit Plans;

(k) all tangible personal property and interests therein, including machinery, equipment, furniture, office equipment, vehicles, spare and replacement parts and equipment and other tangible property that is used or held for use exclusively in the conduct of the SpinCo Business;

(l) all raw materials, work-in-process, finished goods, supplies and other inventories that are used or held for use exclusively in the conduct of the SpinCo Business;

(m) all trade accounts receivable and other receivables (other than any Surviving Intercompany Arrangements) exclusively related to the SpinCo Business;

(n) all Permits that are exclusively used in, or exclusively required for, the operation or ownership of the SpinCo Business or the SpinCo Assets, excluding any Permits that may not be, or are not permitted to be, transferred due to restrictions under applicable Law, pursuant to their terms or otherwise (the “SpinCo Permits”);

(o) any insurance policy issued exclusively in the name and for the benefit of any member of the SpinCo Group (and except for any such insurance policy which forms a part of a fronted, or equivalent, insurance program for which any member of the Parent Group retains funding responsibility);

(p) the SpinCo Business Records;

(q) the other Assets listed on Section 1.01.127(q) of the Disclosure Letter;

(r) all causes of action (including counterclaims) and defenses against third parties exclusively related to the SpinCo Assets, other than those described in clause (f)(ii) of the definition of Parent Assets; and

(s) all other Assets, properties, rights and claims of Parent and its Subsidiaries, other than those addressed above in this definition, in each case that are exclusively related to the SpinCo Business, wherever located, whether tangible or intangible, real, personal or mixed.

Notwithstanding the foregoing, the SpinCo Assets shall not include any rights or interests of any member of the Parent Group under this Agreement or any Ancillary Agreement.

1.01.128 “SpinCo Available Insurance Policies” means the insurance policies listed on Section 1.01.09 of the Disclosure Letter under the caption “SpinCo Available Insurance Policies”.

1.01.129 “SpinCo Benefit Plan” means (i) any Benefit Plan sponsored or maintained by any member of the SpinCo Group or (ii) any Benefit Plan (other than as set forth in (i)) exclusively for the benefit of the SpinCo Employees and/or former employees of the SpinCo Business. For the avoidance of doubt, no member of the SpinCo Group will be deemed to sponsor or maintain any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to the Parent Group any reimbursement in respect of such Benefit Plan.

1.01.130 “SpinCo Business” means Parent’s Electrical Distribution Systems segment (as described in the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission by Parent), as conducted immediately prior to the Distribution by Parent and its Subsidiaries, consisting of the full range of low voltage and high voltage power, signal and data distribution solutions (including, for the avoidance of doubt, the cord set products included in Parent’s Electrical Distribution Systems segment, together with any Former SpinCo Businesses).

1.01.131 “SpinCo Business Balance Sheet” means the audited combined balance sheets of SpinCo as of December 31, 2025, included in the Information Statement;

1.01.132 “SpinCo Business Records” means all Business Records of Parent and its Subsidiaries exclusively related to the SpinCo Business, but excluding in all cases the Intellectual Property embodied therein and excluding in all cases (a) all corporate minute books (and other similar corporate records) and stock records of Parent and its Subsidiaries (other than the members of the SpinCo Group), (b) all Business Records relating to the Parent Assets, (c) any Business Records of or in the possession of Parent and its Subsidiaries that (i) relate to discussions or negotiations with any third party with respect to a sale of the SpinCo Business, including the identity of such third parties, or relate to Parent and its Subsidiaries’ preparations for the transactions contemplated by this Agreement, (ii) any of Parent or its Subsidiaries are required by Law to retain (copies of which, to the extent exclusively related to the SpinCo Business and as permitted by Law, will be made available to SpinCo upon SpinCo’s reasonable request) or (iii) any of Parent or its Subsidiaries are prohibited by Law from delivering to SpinCo (including by transfer of equity in any members of the SpinCo Group).

1.01.133 “SpinCo Contract” means the following Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Distribution, except for any such Contract or part thereof that is expressly contemplated to be assigned to or retained by, or allocated to, any member of the Parent Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

(a) any such Contract that is exclusively related to the SpinCo Business, other than any Shared Contract, any joint venture governing agreement, any Contract relating to the leasing, subleasing, licensing or occupancy of real property or any Parent Retained Asset;

(b) the SpinCo Joint Venture Agreements;

(c) any Contract listed or described on Section 1.01.133 of the Disclosure Letter; and

(d) any Contract that is otherwise contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned to or retained by, or allocated to, any member of the SpinCo Group.

1.01.134 “SpinCo Credit Support Instruments” has the meaning set forth in Section 3.02(a).

1.01.135 “SpinCo Directed Actions” has the meaning set forth in Section 6.11(a)(i).

1.01.136 “SpinCo Employee” means each (a) employee (including any employee on an approved leave of absence) employed by Parent or any of its Subsidiaries who is exclusively dedicated to the SpinCo Business as of immediately prior to the Distribution and (b) other individual (i) listed on Schedule 1.1(c)(i) to the Employee Matters Agreement or (ii) hired or reassigned by Parent or any of its Subsidiaries between the date of this Agreement and the Distribution Date to replace any of the individuals included on Schedule 1.1(c)(i) to the Employee Matters Agreement, including, in the case of clause (i) or (ii), any individual on an approved leave of absence. Notwithstanding the foregoing, no individual listed on Schedule 1.1(c)(ii) to the Employee Matters Agreement shall be considered a SpinCo Employee.

1.01.137 “SpinCo Group” means, (a) SpinCo and each Subsidiary of SpinCo that is or was a Subsidiary of SpinCo at the time in respect of which the relevant determination is being made and (b) each entity set forth on Section 1.01.137 of the Disclosure Letter under the caption “Subsidiaries,” each of which is contemplated to become a Subsidiary in connection with the Restructuring, in each case of this clause (b), until such time thereafter as it ceases to be a Subsidiary of SpinCo.

1.01.138 “SpinCo Indemnitees” has the meaning set forth in Section 6.03.

1.01.139 “SpinCo Intellectual Property” means any and all Intellectual Property that is (i) owned by Parent or any of its Subsidiaries and (ii) exclusively related to the SpinCo Business, including the Intellectual Property set forth on Section 1.01.139 of the Disclosure Letter; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, SpinCo Intellectual Property shall not include any Specified Parent Intellectual Property.

1.01.140 “SpinCo Joint Venture Agreements” means those Contracts governing the rights and obligations associated with the ownership of the SpinCo Joint Venture Interests.

1.01.141 “SpinCo Joint Venture Interests” means the joint venture interests and equity interests identified as SpinCo Joint Venture Interests and Other Equity Interests on Section 1.01.137 of the Disclosure Letter.

1.01.142 “SpinCo Leased Real Property” means the real property leased or subleased by Parent or any of its Subsidiaries, as lessee or sublessee that is listed in Section 1.01.142 of the Disclosure Letter.

1.01.143 “SpinCo Liabilities” means, whether relating to periods prior to, on or after the Distribution:

(a) all Liabilities that are provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the SpinCo Group;

(b) all Liabilities to the extent arising from, related to or resulting from the SpinCo Assets, the SpinCo Business or any member of the SpinCo Group;

(c) all Liabilities included or reflected as Liabilities or obligations of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Business Balance Sheet;

(d) all Liabilities as of the Distribution Date that are of a nature or type that would have resulted in such Liabilities being included or reflected as Liabilities or obligations of the SpinCo Group or the SpinCo Business on the SpinCo Business Balance Sheet if such balance sheet were prepared as of the Distribution Date on a basis consistent with the determination of the Liabilities included on the SpinCo Business Balance Sheet;

(e) all Liabilities under Environmental Laws, including those relating in any way to the Environment, human health and safety or Regulated Substances, in each case to the extent related to, arising out of or resulting from (i) the SpinCo Assets, or (ii) the SpinCo Business or any member of the SpinCo Group;

(f) except as set forth in the Employee Matters Agreement, all Liabilities to the extent relating to, arising out of or resulting from (i) the employment or services, or termination of employment or services, of any SpinCo Employee or Former SpinCo Employee or (ii) any SpinCo Benefit Plan or SpinCo Non-U.S. Benefit Plan;

(g) all Liabilities to the extent arising from the SpinCo Portion of any Shared Contract or Surviving Intercompany Arrangement;

(h) all Liabilities listed or described on Section 1.01.143(h) of the Disclosure Letter; and

(i) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in or incorporated by reference into the Form 10 or the Information Statement and any other documents filed with the Commission or used in documents for an offering of securities in connection with the Spin-Off or an offering of securities as otherwise contemplated by this Agreement, other than with respect to the Parent Disclosure Sections.

For the avoidance of doubt, the SpinCo Liabilities shall not include any Parent Retained Liabilities or any other Liabilities of any member of the Parent Group under this Agreement or any Ancillary Agreement.

1.01.144 “SpinCo Non-U.S. Benefit Plan” means any (i) Non-U.S. Benefit Plan sponsored or maintained by a member of the SpinCo Group or (ii) any Non-U.S. Benefit Plan (other than as set forth in (i)) exclusively for the benefit of the SpinCo Employees and/or former employees of the SpinCo Business. For the avoidance of doubt, such plans do not include any statutory programs, including retirement, severance, termination or insurance benefits required by applicable Law.

1.01.145 “SpinCo Owned Real Property” means the real property owned in fee (or local equivalent) by Parent or any of its Subsidiaries that is listed in Section 1.01.145 of the Disclosure Letter.

1.01.146 “SpinCo Policy Pre-Separation Insurance Matters” means any (a) circumstance known by the SpinCo Group or the Parent Group or claim made against the SpinCo Group or the Parent Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act, omission or Liability occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” or an “occurrence-reported-based” insurance policy of the SpinCo Group in effect prior to the Distribution Date or any extended reporting period thereof, or (b) Action (whether made prior to, on or following the Distribution Date) in respect of facts, circumstances, events or matters occurring prior to the Distribution Date under the SpinCo Available Insurance Policies in effect prior to the Distribution Date.

1.01.147 “SpinCo Portion” means that portion of any Shared Contract or any Surviving Intercompany Arrangement, as applicable, that is related to the SpinCo Business.

1.01.148 “SpinCo Real Property Leases” means the leases and subleases for the SpinCo Leased Real Property.

1.01.149 “SpinCo Stock” means the ordinary shares, $0.01 par value per share, of SpinCo.

1.01.150 “Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, that the joint ventures listed in Section 1.01.150 of the Disclosure Letter shall not be considered Subsidiaries of Parent or any of its Subsidiaries.

1.01.151 “Surviving Intercompany Arrangements” has the meaning set forth in Section 2.03(b).

1.01.152 “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

1.01.153 “Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date of this Agreement, by and between Parent and SpinCo.

1.01.154 “Tax Return” has the meaning set forth in the Tax Matters Agreement.

1.01.155 “Third-Party Claim” means any written assertion or other commencement by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim, demand, inquiry or investigation, or the commencement by any such Person of any Action, against any member of the Parent Group or the SpinCo Group.

1.01.156 “Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

1.01.157 “Transfer Limitation” has the meaning set forth in Section 2.01(d).

1.01.158 “Transferring Party” has the meaning set forth in Section 2.01(d).

1.01.159 “Transition Services Agreement” means the Transition Services Agreement, dated as of the date of this Agreement, by and between Parent and SpinCo.

1.01.160 “Transitional Trademark License Annex” means the Transitional Trademark License Annex, set forth on Section 1.01.160 of the Disclosure Letter.

1.01.161 “Transferred Sites” means the owned and leased real properties that have been or will be assigned, transferred or conveyed between the Parent Group and the SpinCo Group, which Transferred Sites and associated Real Estate Transactions are listed on Section 1.01.161 of the Disclosure Letter.

ARTICLE II

THE SEPARATION

Section 2.01 Transfer of Assets and Assumption of Liabilities.

(a) Prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment, transfer or conveyance and take such other corporate actions as are necessary to:

(i) transfer and convey to one or more members of the SpinCo Group all of the right, title and interest of the Parent Group in, to and under all SpinCo Assets not already owned by the SpinCo Group;

(ii) transfer and convey to one or more members of the Parent Group all of the right, title and interest of the SpinCo Group in, to and under all Parent Assets not already owned by the Parent Group;

(iii) cause one or more members of the SpinCo Group to assume all of the SpinCo Liabilities to the extent such Liabilities would otherwise remain Liabilities of any member of the Parent Group; and

(iv) cause one or more members of the Parent Group to assume all of the Parent Liabilities to the extent such Liabilities would otherwise remain Liabilities of any member of the SpinCo Group.

(b) In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Parent (or a member of the Parent Group) of any Parent Asset or Parent Liability, as the case may be, or (ii) the transfer or conveyance by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any SpinCo Asset or SpinCo Liability, as the case may be, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, for no consideration and subject to Section 2.05. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Final Determination.

(c) In the event that it is discovered after the Distribution that there was a transfer or conveyance (i) by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Parent (or a member of the Parent Group) of any SpinCo Asset or SpinCo Liability, as the case may be, or (ii) by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any Parent Asset or Parent Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be, for no additional consideration and subject to Section 2.05. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.

(d) To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability (in each case, except with respect to Shared Contracts, which are governed solely by Section 2.04 or Credit Support Instruments, which are governed solely by Article III) required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, during the twenty-four (24)-month period following the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or Liability) or under applicable Law cannot be so transferred, conveyed, accepted or assumed (a “Transfer Limitation”); provided, however, that, subject to the terms hereof, the Parties shall use reasonable best efforts to obtain any necessary Governmental Approvals and other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of such Asset or Liability as required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Distribution, the Party retaining such Asset or Liability pursuant to this Section 2.01(d) (or the member of the Party’s Group retaining such Asset or Liability) (the “Transferring Party”) shall thereafter hold such Asset for the use and benefit of the Party (or the member of such Party’s Group) entitled thereto (the “Receiving Party”) (at the expense of the Receiving Party) and retain such Liability for the account, and at the expense, of the Receiving Party. Each Party (and the applicable members of their respective Groups) shall take such other actions as Parent shall determine in its sole discretion, in each case in order to place each Party (or the member of its Group), insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as and when contemplated by this Agreement (absent this Section 2.01(d)), including in respect of possession, use, risk of loss, potential for gain and control over such Asset or Liability, as the case may be. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, each Party shall, and shall cause the members of its Group to, use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes of this Agreement as if it had occurred as of the Distribution or such earlier effective date as provided in an applicable Local Transfer Agreement, except as otherwise required by applicable Law or a Final Determination.

(e) The Transferring Party (i) shall not be obligated by this Agreement or any Ancillary Agreement, in connection with the arrangements contemplated by Section 2.01(d), to expend any money or take any action that would require the expenditure of money unless and to the extent the Receiving Party advances or agrees to reimburse it for the applicable expenditures, (ii) subject to clause (i), shall use its reasonable best efforts to provide the Receiving Party with such information and assistance as the Receiving Party may reasonably request in order to exercise its rights or perform its obligations with respect to such Asset or Liability, as applicable and (iii) shall not renew or extend the term of, or increase any of its obligations under, such Asset or Liability, other than at the written request or with the prior written consent of the Receiving Party.

(f) Notwithstanding anything herein or in any Ancillary Agreement to the contrary, but subject to Section 2.01(h) and Article III, neither Party nor their respective Groups shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause any Transfer Limitation to be satisfied (other than reasonable out-of-pocket expenses, attorneys’ fees and expenses and recording or similar fees, in each case of a third-party counterparty that are incurred in connection with satisfying the applicable Transfer Limitation); provided, that each Party shall be responsible for its own reasonable out-of-pocket expenses and attorneys’ fees and expenses and the Receiving Party entitled to such Asset or required to assume such Liability, as applicable, shall be responsible for recording or similar fees.

(g) Without limiting any other provision hereof, each of Parent and SpinCo will take, and will cause each member of its Group to take, such actions as Parent determines are reasonably necessary to consummate or evidence the Restructuring (whether prior to, at or after the Distribution, as applicable). The Parties agree that the manner in which the Restructuring has been or will be implemented is solely at the discretion of Parent.

(h) Notwithstanding anything herein to the contrary, but subject to Article III, in the event that Parent determines to seek a novation or assignment and release with respect to any SpinCo Liability, SpinCo shall cooperate with, and shall cause the other members of the SpinCo Group to cooperate with, Parent and the other members of the Parent Group (including, where necessary, entering into appropriate instruments of assumption subject to the last sentence of Section 2.05 and, where necessary, SpinCo providing parent guarantees in support of the obligations of other members of the SpinCo Group) to cause such novation or assignment and release to be obtained, on terms reasonably acceptable to Parent, and to have Parent and the other members of the Parent Group released from all Liabilities to third parties and, in the event SpinCo determines to seek a novation or assignment and release with respect to any Parent Liability, Parent shall cooperate with, and shall cause the other members of the Parent Group to cooperate with, SpinCo and the other members of the SpinCo Group (including, where necessary, entering into appropriate instruments of assumption subject to the last sentence of Section 2.05 and, where necessary, Parent providing parent guarantees in support of the obligations of other members of the Parent Group) to cause such novation or assignment and release to be obtained, on terms reasonably acceptable to SpinCo, and to have SpinCo and the other members of the SpinCo Group released from all Liabilities to third parties; provided, that, neither Party nor any other member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation, except as provided in this Section 2.01(h)) to any Person in order to cause such novation or assignment and release to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and expenses and recording or similar fees, in each case of a third-party counterparty that are incurred in connection with the applicable novation or assignment and release).

Section 2.02 Priority of Agreements. Each of Parent and SpinCo agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) in the event of any conflict between the terms of this Agreement and the Tax Matters Agreement, the Tax Matters Agreement will govern with respect to all matters relating to Taxes and Tax Returns and (b) in the event of any conflict between the terms of this Agreement and the Employee Matters Agreement, the Employee Matters Agreement will govern with respect to all matters relating to employee and employee compensation and benefits-related matters. Except as set forth in the immediately preceding sentence in respect of matters governed exclusively by the Ancillary Agreements, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless this Agreement or the applicable Ancillary Agreement explicitly provides otherwise in respect of such conflict).

Section 2.03 Termination of Intercompany Arrangements and Intercompany Accounts; Payments.

(a) Except as set forth in Section 2.03(b) or Section 2.03(c), in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, the Parties agree that any and all Intercompany Arrangements (including any intercompany accounts payable or accounts receivable in effect or accrued thereunder (“Intercompany Accounts”)) that are in existence as of the Distribution Date, shall be deemed terminated; provided, however, that if more than one member of any Party’s Group is party to an Intercompany Arrangement, such Intercompany Arrangement shall continue in full force and effect as between the members of such Group and shall be terminated only as between such Group members that are party thereto, on the one hand, and the members of the other Party’s Group that are party thereto, on the other hand. No such terminated Intercompany Arrangement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements or conditions with respect to any Intercompany Arrangement.

(b) The provisions of Section 2.03(a) and Section 2.03(c) shall not apply to any of the following Intercompany Arrangements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Arrangement or Intercompany Account contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group, including any Real Estate Separation Document and any Local Transfer Agreement, or created by any Ancillary Agreement); (ii) any Intercompany Arrangements to which any third party is a party, including any Shared Contracts; (iii) any other Intercompany Arrangements or Intercompany Accounts created by any Ancillary Agreement or that this Agreement, any Ancillary Agreement or such Intercompany Arrangement expressly contemplates will survive the Distribution Date; (iv) any Intercompany Arrangement entered into in connection with the transactions contemplated hereby for the purpose of surviving the Distribution and governing commercial matters between Parent Group and the SpinCo Group following the Distribution; (v) any intercompany trade payables and trade receivables; and (vi) those Intercompany Arrangements and Intercompany Accounts set forth on Section 2.03(b) of the Disclosure Letter (collectively, the “Surviving Intercompany Arrangements”).

(c) In connection with the termination of Intercompany Accounts described in Section 2.03(a), each of Parent and SpinCo shall cause each Intercompany Account between a member of the SpinCo Group, on the one hand, and a member of the Parent Group, on the other hand, outstanding as of the close of business on the business day immediately prior to the date of the Distribution to be settled in the manner provided on Section 2.03(c) of the Disclosure Letter.

(d)

(i) Parent and SpinCo agree to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing (x) the Parent Accounts so that such Parent Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any SpinCo Account, are de-linked from such SpinCo Accounts and (y) the SpinCo Accounts so that such SpinCo Accounts, if linked to any Parent Account, are de-linked from such Parent Accounts.

(ii) With respect to any outstanding checks or wire transfers issued by, or payments made by, Parent, SpinCo or any of their respective Subsidiaries prior to the Distribution, such outstanding checks, wire transfers or payments shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, or the wire transfer or payment is made, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.

(iii) Except to the extent prohibited by applicable Law or a Final Determination, the Parties contemplate that, from time to time after the Distribution Date, a member of the Parent Group or of the SpinCo Group, as applicable (any such party, the “Paying Party”), as a convenience to a member of the SpinCo Group or of the Parent Group, as applicable (the “Responsible Party”), or inadvertently, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to this Agreement or otherwise) (any such payment made, a “Disbursement,” and the underlying invoice or similar documentation evidencing such obligation, a “Disbursement Invoice”). Similarly, from time to time after the Distribution Date, a member of the Parent Group or the SpinCo Group, as applicable (any such party, the “Collecting Party”), may receive from third parties certain payments to which a member of the SpinCo Group or of the Parent Group, as applicable, is entitled, including payments made inadvertently (any such party, the “Disbursement Receiving Party,” and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties agree as follows:

(1) Disbursements. The Responsible Party shall pay to the Paying Party an amount equal to the amount of such Disbursement, plus any out-of-pocket costs incurred by the Paying Party related to the processing and payment of such Disbursement (including any bank charges), all of which shall be invoiced or, if applicable, settled in accordance with Section 11.06 of the Disclosure Letter, except as otherwise provided in this Section 2.03(d)(iii) (including with respect to the time periods specified herein). A Paying Party shall provide such Disbursement Invoices for which it is seeking reimbursement as the Responsible Party may reasonably request.

(2) Receipts. A Collecting Party shall remit Receipts monthly in arrears to the Disbursement Receiving Party in an amount equal to the aggregate amount of such Receipts minus any out-of-pocket costs incurred by the Collecting Party related to the collection and processing of such Receipts (including any bank charges), all of which shall be paid in accordance with Section 11.06 of the Disclosure Letter (or deducted from any amount to be reimbursed to the Collecting Party at such time under this Section 2.03(d)(iii), if applicable), except as otherwise provided in this Section 2.03(d)(iii) (including with respect to the time periods specified herein).

(3) Certain Exceptions. If, with respect to any particular transaction(s), it is impracticable under the circumstances to comply with the procedures set forth in this Section 2.03(d)(iii) (including the time periods specified herein), the Parties shall cooperate to find a mutually agreeable alternative that shall achieve substantially similar economic results; provided, however, that, notwithstanding anything to the contrary in Section 11.06 of the Disclosure Letter, if a Collecting Party cannot comply with the procedures set forth in Section 2.03(d)(iii)(2) because it does not become aware of a Receipt on behalf of the Disbursement Receiving Party in time (e.g., because of the commingling of funds in an account), such Collecting Party shall remit such Receipt without interest thereon to the Disbursement Receiving Party within ten (10) business days after it becomes aware of such Receipt.

(e) Each of Parent and SpinCo shall, and shall cause the members of their respective Groups to, take all necessary actions to remove each of SpinCo and SpinCo’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the business day immediately prior to the Distribution Date.

(f) The Parties shall take the actions set forth on Section 2.03(f) of the Disclosure Letter.

Section 2.04 Shared Contracts.

(a) Except as set forth on Section 2.04 of the Disclosure Letter and subject to the other provisions of Section 2.01(d) and Article III, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, in each case as Parent shall determine in its sole discretion, such that (i) a member of the SpinCo Group is the beneficiary of the rights and is responsible for the obligations related to the SpinCo Portion of a Shared Contract, which rights shall be a SpinCo Asset and which obligations shall be a SpinCo Liability, and (ii) a member of the Parent Group is the beneficiary of the rights and is responsible for the obligations related to the Parent Portion of a Shared Contract, which rights shall be a Parent Asset and which obligations shall be a Parent Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the immediately preceding sentence, and subject to the other provisions of this Section 2.04, then SpinCo shall, and shall cause its Group members to, cooperate in any reasonable and permissible arrangement as determined by Parent in its sole discretion to provide that, following the Distribution, a member of the SpinCo Group shall receive the interest in the benefits and obligations of the SpinCo Portion under such Shared Contract and a member of the Parent Group shall receive the interest in the benefits and obligations of the Parent Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.

(b) Nothing in this Section 2.04 shall require either Party or any member of its Group to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and expenses and recording or similar fees, in each case of a third-party counterparty to a Shared Contract that are incurred in connection with the applicable division, partial assignment, modification or replication of such Shared Contract); provided, that each Party shall be responsible for its own reasonable out-of-pocket expenses and attorneys’ fees and expenses and the member of the Party’s Group entitled to such Asset or intended to assume such Liability shall be responsible for recording or similar fees.

Section 2.05 Disclaimer of Representations and Warranties. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Representation Letters, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred, conveyed, accepted or assumed hereby or thereby, as applicable, as to any notices, Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Liens of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of set-off or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof, and each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) has relied only on the representations and warranties expressly contained in Section 11.01(c), in any Ancillary Agreement or the Representation Letters. Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is,” “with all faults” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Liens and (b) any necessary notices, Governmental Approvals or other Consents are not delivered or obtained, as applicable, or that any requirements of Laws or judgments are not complied with. To the extent any Local Transfer Agreement, Real Estate Separation Document or any other instrument, assignment, document or agreement described in Section 2.01 includes representations, warranties, covenants, indemnities or other provisions inconsistent with the purpose of this Section 2.05, each of SpinCo, on behalf of itself and the SpinCo Group, and Parent, on behalf of itself and the Parent Group, hereby waives and agrees not to enforce such provisions.

Section 2.06 Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

ARTICLE III

CREDIT SUPPORT

Section 3.01 Replacement of Parent Credit Support.

(a) SpinCo shall use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as reasonably practicable after the date hereof and in any event within one hundred and twenty (120) days after the Distribution Date, the termination or replacement of all guarantees, bank provided guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters, or similar assurances of credit support (“Credit Support Instruments”) provided by, through or on behalf of any member of the Parent Group for the benefit of any member of the SpinCo Group or providing credit support for a SpinCo Contract (“Parent Credit Support Instruments”), with alternate arrangements that do not require any Credit Support Instruments or other credit support from any member of the Parent Group. SpinCo shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments full written releases providing that such member of the Parent Group, as well as all related members of the Parent Group liable, directly or indirectly, for obligations to a counterparty in connection with such Credit Support Instruments, will have no liability with respect to such Parent Credit Support Instruments. Such alternative arrangements and releases shall, in each case, be in form and substance reasonably satisfactory to Parent. Notwithstanding the foregoing, if any Parent Credit Support Instrument has not been terminated or replaced, or for which release from such Parent Credit Support Instrument pursuant to this Section 3.01(a) has not been obtained within one hundred and twenty (120) days after the Distribution Date, SpinCo shall continue to use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as practicable thereafter, the termination, replacement or assumption (with full release) of such Parent Credit Support Instruments.

(b) In furtherance of Section 3.01(a), to the extent required to obtain the termination or replacement of a removal or release from a Parent Credit Support Instrument, SpinCo or an appropriate member of the SpinCo Group shall execute an agreement substantially in the form of such existing Parent Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Parent Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which SpinCo or the appropriate member of the SpinCo Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by SpinCo or the appropriate member of the SpinCo Group.

(c) For any Parent Credit Support Instrument that has not been terminated or replaced, or for which releases from such Parent Credit Support Instrument pursuant to Section 3.01(a) and Section 3.01(b) have not been obtained, (i) without limiting SpinCo’s obligations under Article VI, SpinCo shall, from and after the Distribution, (x) pay directly to the guarantor, obligor or surety issuing such Parent Credit Support Instrument any and all Liabilities, fees, costs and any other amounts incurred in connection with such Parent Credit Support Instrument promptly following a written demand by Parent following the incurrence of such Liabilities, fees, costs and other amounts, (y) where a member of the Parent Group is required to pay such losses directly to the counterparty, advance such loss amounts to Parent (or, at Parent’s election, another member of the Parent Group) prior to such member of the Parent Group’s requirement to pay and (z) indemnify, defend and hold harmless each member of the Parent Group against, and reimburse such member of the Parent Group for, all Liabilities, fees, costs and any other amounts paid by such member of the Parent Group in connection with such Parent Credit Support Instrument, including any premiums due under such Parent Credit Support Instrument and any amounts such member of the Parent Group is obligated to pay the guarantor, obligor, surety issuing such Parent Credit Support Instrument whether or not such Parent Credit Support Instrument is drawn upon or required to be performed, (ii) with respect to any such Parent Credit Support Instrument that is in the form of a letter of credit, surety bond or bank guarantee, SpinCo shall provide the applicable member(s) of the Parent Group with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Parent, against losses arising from such Parent Credit Support Instrument or, if Parent agrees in writing, cash collateralize the full amount of such Parent Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth on Section 3.01(d) of the Disclosure Letter, with respect to such Parent Credit Support Instrument, each of Parent and SpinCo, on behalf of themselves and the members of each of their respective Groups, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of (or, in the case of instruments subject to automatic renewal, fail to take such actions as are authorized under such instrument to prevent such automatic renewal), or increase any of its obligations under any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Parent Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated with a full release by documentation reasonably satisfactory in form and substance to the other Party.

(d) Notwithstanding anything to the contrary in this Section 3.01, the Parent Credit Support Instruments listed on Section 3.01(d) of the Disclosure Letter shall be addressed in the manner provided on Section 3.01(d) of the Disclosure Letter.

Section 3.02 Replacement of SpinCo Credit Support.

(a) Parent shall use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as reasonably practicable after the date hereof and in any event within one hundred and twenty (120) days after the Distribution Date, the termination or replacement of all Credit Support Instruments provided by, through or on behalf of any member of the SpinCo Group for the benefit of any member of the Parent Group or providing credit support for a Contract of Parent or its Subsidiary other than a SpinCo Contract (“SpinCo Credit Support Instruments”), with alternate arrangements that do not require any Credit Support Instruments or other credit support from any member of the SpinCo Group. Parent shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments full written releases providing that such member of the SpinCo Group, as well as all related members of the SpinCo Group liable, directly or indirectly, for obligations to a counterparty in connection with such Credit Support Instruments, will have no liability with respect to such SpinCo Credit Support Instruments. Such alternative arrangements and releases shall, in each case, be in form and substance reasonably satisfactory to SpinCo. Notwithstanding the foregoing, if any SpinCo Credit Support Instrument has not been terminated or replaced, or for which release from such SpinCo Credit Support Instrument pursuant to this Section 3.02(a) has not been obtained within one hundred and twenty (120) days after the Distribution Date, Parent shall continue to use reasonable best efforts to arrange, at its sole cost and expense and effective as soon as practicable thereafter, the termination, replacement or assumption (with full release) of such SpinCo Credit Support Instruments.

(b) In furtherance of Section 3.02(a), to the extent required to obtain the termination or replacement of a removal or release from a SpinCo Credit Support Instrument, Parent or an appropriate member of the Parent Group shall execute an agreement substantially in the form of such existing SpinCo Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing SpinCo Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Parent or the appropriate member of the Parent Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Parent or the appropriate member of the Parent Group.

(c) For any SpinCo Credit Support Instrument that has not been terminated or replaced, or for which releases from such SpinCo Credit Support Instrument pursuant to Section 3.02(a) and Section 3.02(b) have not been obtained, (i) without limiting Parent’s obligations under Article VI, Parent shall, from and after the Distribution, (x) pay directly to the guarantor, obligor or surety issuing such SpinCo Credit Support Instrument any and all Liabilities, fees, costs and any other amounts incurred in connection with such SpinCo Credit Support Instrument promptly following a written demand by SpinCo following the incurrence of such Liabilities, fees, costs and other amounts, (y) where a member of the SpinCo Group is required to pay such losses directly to the counterparty, advance such loss amounts to SpinCo (or, at SpinCo’s election, another member of the SpinCo Group) prior to such member of the SpinCo Group’s requirement to pay and (z) indemnify, defend and hold harmless each member of the SpinCo Group against, and reimburse such member of the SpinCo Group for, all Liabilities, fees, costs and any other amounts paid by such member of the SpinCo Group in connection with such SpinCo Credit Support Instrument, including any premiums due under such SpinCo Credit Support Instrument and any amounts such member of the SpinCo Group is obligated to pay the guarantor, obligor or surety issuing such SpinCo Credit Support Instrument whether or not such SpinCo Credit Support Instrument is drawn upon or required to be performed, (ii) with respect to any such SpinCo Credit Support Instrument that is in the form of a letter of credit, surety bond or bank guarantee, Parent shall provide the applicable member(s) of the SpinCo Group with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to SpinCo, against losses arising from such SpinCo Credit Support Instrument or, if SpinCo agrees in writing, cash collateralize the full amount of such SpinCo Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth on Section 3.02(d) of the Disclosure Letter, with respect to such SpinCo Credit Support Instrument, each of Parent and SpinCo, on behalf of themselves and the members of each of their respective Groups, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of (or, in the case of instruments subject to automatic renewal, fail to take such actions as are authorized under such instrument to prevent such automatic renewal), or increase any of its obligations under any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such SpinCo Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated with a full release by documentation reasonably satisfactory in form and substance to the other Party.

(d) Notwithstanding anything to the contrary in this Section 3.02, the SpinCo Credit Support Instruments listed on Section 3.02(d) of the Disclosure Letter shall be addressed in the manner provided on Section 3.02(d) of the Disclosure Letter.

ARTICLE IV

ACTIONS PENDING THE DISTRIBUTION

Section 4.01 Actions Prior to the Distribution.

(a) Subject to the conditions specified in Section 4.02 and subject to Section 5.03, Parent and SpinCo shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 4.01.

(b) Prior to the Distribution, Parent shall mail the Notice of Internet Availability of the Information Statement or the Information Statement to the Record Holders.

(c) SpinCo shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) SpinCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the SpinCo Stock to be distributed in the Distribution on the Exchange, subject to official notice of distribution.

(f) Prior to the Distribution, Parent, in its capacity as sole stockholder of SpinCo, shall have duly elected to the board of directors of SpinCo the individuals listed as members of the board of directors of SpinCo in the Information Statement, and such individuals shall be the members of the board of directors of SpinCo effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of SpinCo prior to the date on which “when-issued” trading of the SpinCo Stock begins on the Exchange and begin his or her term prior to the Distribution and shall serve on SpinCo’s Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee.

(g) Prior to the Distribution, Parent shall deliver or cause to be delivered to SpinCo resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the Parent Group after the Distribution and who is an officer or director of any member of the SpinCo Group immediately prior to the Distribution (or shall otherwise cause such individuals to be removed as officers or directors, as applicable, of such SpinCo Group members), other than any individual expressly contemplated by the Information Statement to remain a director of SpinCo following the Distribution.

(h) Immediately prior to the Distribution, the Memorandum and Articles of Association of SpinCo, in substantially the form filed as an exhibit to the Form 10, shall be in effect.

Section 4.02 Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Parent, of the following conditions:

(a) The board of directors of Parent shall have ratified, authorized and approved the Contribution and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of SpinCo Stock to Parent stockholders.

(b) Each Master Ancillary Agreement shall have been executed by each party to such agreement.

(c) The SpinCo Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Parent, subject to official notice of issuance.

(d) The Commission shall have declared effective the Form 10, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e) Parent shall have received the written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Representation Letters, the Distribution will qualify for its Intended Tax Treatment.

(f) Parent shall have received the written opinion of a nationally recognized accounting firm, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Representation Letters, the Distribution should qualify for its Intended Tax Treatment.

(g) The Separation Transactions shall have been completed to the satisfaction of Parent (other than those steps that are expressly contemplated to occur at or after the Distribution).

(h) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other applicable legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred, or failed to occur, that prevents the consummation of the Distribution.

(i) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of Parent, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or any other Separation Transaction.

(j) The actions set forth in Sections 4.01(b), (e), (f), (g) and (h) shall have been completed.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the board of directors of Parent to waive, or not waive, such conditions or in any way limit the right of Parent to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the board of directors of Parent prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

THE DISTRIBUTION

Section 5.01 The Distribution.

(a) SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at the direction of Parent, use its reasonable best efforts to promptly take any and all actions reasonably necessary, customary or advisable to effect the Distribution, including any Customary Offering Actions. Parent shall select any investment bank or manager in connection with the Distribution as well as any financial printer, solicitation, exchange or distribution agent and financial, legal, accounting, tax and other advisors for Parent in connection with the Distribution. Parent or SpinCo, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution (provided that any information required to be provided under this Section 5.01(a) shall be subject to Section 7.09).

(b) Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Separation Transactions (other than those steps that are expressly contemplated to occur at or after the Distribution) and on or prior to the Distribution Date, for the benefit of and distribution to the holders of Parent Stock as of the Record Date (“Record Holders”), Parent will deliver to the Agent 100.0% of the issued and outstanding shares of SpinCo Stock held by Parent and book-entry authorizations for such shares and (ii) on the Distribution Date, Parent shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Parent Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of SpinCo Stock to which such Record Holder is entitled based on a distribution ratio determined by Parent in its sole discretion. The Distribution shall be effective at 12:01 a.m. New York City time on the Distribution Date. Parent shall, on or as soon as practicable after the Distribution Date, instruct the Agent to mail to each Record Holder (or otherwise transmit in accordance with the Agent’s regular practices) an account statement indicating the number of shares of SpinCo Stock that have been registered in book-entry form in the name of such Record Holder.

Section 5.02 Fractional Shares. Record Holders holding a number of shares of Parent Stock on the Record Date that would entitle such holders to receive less than one whole share of SpinCo Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of SpinCo Stock will not be distributed in the Distribution nor credited to book-entry accounts. Parent shall cause the Agent to, as soon as practicable after the date on which “when-issued” trading of the SpinCo Stock begins on the Exchange, (a) determine the number of whole shares and fractional shares of SpinCo Stock allocable to each Record Holder and (b) aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests. Parent shall cause the Agent to, as soon as practicable after the Distribution Date, distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer shall not be an Affiliate of Parent or SpinCo. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

Section 5.03 Sole Discretion of Parent. Parent shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, Parent may at any time and from time to time until the consummation of all or part of the Distribution decide to abandon the Distribution or modify or change the form, structure or terms of any transactions or offerings to effect the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Any determinations regarding the allocation of Assets, Liabilities or rights under this Agreement or under any Ancillary Agreement, including the identification of Assets or Liabilities for allocation hereunder or thereunder, and the application of standards for such allocation, shall be made by Parent in its sole and absolute discretion.

ARTICLE VI

MUTUAL RELEASES; INDEMNIFICATION

Section 6.01 Release of Pre-Distribution Claims.

(a) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, SpinCo does, for itself and each other member of the SpinCo Group as of the Distribution (including, for the avoidance of doubt, any member of the SpinCo Group the equity interests of which are subject to Section 2.01(d), their respective Affiliates as of the Distribution, and to the extent it may legally do so, its and their successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the SpinCo Group (in each case, solely in their respective capacities as such), hereby remise, release and forever discharge Parent and the other members of the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the Parent Group (in each case, solely in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off. For the avoidance of doubt, Parent’s indemnification obligations with respect to Liabilities arising on or before the Distribution Date under Article 38 of its Articles, to the extent relating to the SpinCo Business, shall not be limited by this Section 6.01(a), but shall constitute SpinCo Liabilities.

(b) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Parent does, for itself and each other member of the Parent Group as of the Distribution, their respective Affiliates as of the Distribution, and to the extent it may legally do so, its and their successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the Parent Group (in each case, solely in their respective capacities as such), hereby remise, release and forever discharge SpinCo, the other members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the SpinCo Group (in each case, solely in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing, or alleged to have existed, on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Arrangement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release:

(i) any Person from any Liability provided in or resulting from any Contract among any members of the Parent Group or the SpinCo Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Person from any Liability provided in or resulting from any other Contract that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv) any Party (or any member of its Group) from any Liability that such Party (or any member of its Group) may have to directors, officers, agents or employees under indemnification or similar agreements or arrangements, except to the extent referred to in the last sentence of Section 6.01(a); or

(v) any employee from any Liability relating to, arising out of or resulting from such Person’s fraud, embezzlement or misappropriation of Intellectual Property.

(d) SpinCo shall not make, and shall cause each other member of the SpinCo Group not to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Parent shall not make, and shall cause each other member of the Parent Group not to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(e) It is the intent of each of Parent and SpinCo, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, and all conditions existing or alleged to have existed on or before the Distribution Date, between or among SpinCo or any other member of the SpinCo Group, on the one hand, and Parent or any other member of the Parent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 6.01, Section 6.02, Section 6.03 or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 6.02 Indemnification by SpinCo. Subject to Section 6.04, SpinCo shall indemnify, defend and hold harmless Parent, each other member of the Parent Group and each of their respective former and then-current directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a) the SpinCo Liabilities, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with its terms;

(b) any breach by SpinCo or any other member of the SpinCo Group of this Agreement, or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the members of the SpinCo Group in Section 11.01(c) or in the Representation Letters.

Section 6.03 Indemnification by Parent. Subject to Section 6.04, Parent shall indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective former and then-current directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Parent Liabilities, including the failure of Parent or any other member of the Parent Group, or any other Person, to pay, perform or otherwise promptly discharge any Parent Liability in accordance with its terms;

(b) any breach by Parent or any other member of the Parent Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Parent of any of the representations and warranties made by Parent on behalf of itself and the members of the Parent Group in Section 11.01(c).

Section 6.04 Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 6.10, each member of the Parent Group and SpinCo Group shall use reasonable best efforts to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 12.01 of the Tax Matters Agreement.

Section 6.05 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement (including Article III), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable. Any such notice shall describe the Third-Party Claim in reasonable detail and shall include: (i) the basis for, and nature of, such Third-Party Claim, including the facts constituting the basis for such Third-Party Claim; (ii) the estimated amount of losses (to the extent so estimable) that have been or may be sustained by the Indemnitee in connection with such Third-Party Claim; and (iii) copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that any such notice need only specify such information reasonably known to the Indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other similar privilege or doctrine. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05(a).

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within thirty (30) days after receipt of notice from an Indemnitee in accordance with Section 6.05(a), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (x) SpinCo shall not be entitled to control the defense of any Third-Party Claim in respect of a Mixed Action (and, for the avoidance of doubt, Parent shall control any such defense), (y) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief or (ii) if the Party to this Agreement which is part of such Indemnitee’s Group has determined in good faith that the Indemnifying Party controlling such defense would reasonably be expected to have a material adverse impact on the reputation or the business relations of the Indemnitee or its Group, and (z) if the Party to this Agreement which is part of such Indemnitee’s Group determines in good faith that the proper defense of the Third-Party Claim requires that the election to assume the defense of such claim be made in fewer than thirty (30) days, the Indemnitee may request that such election be made in such shorter period as the Indemnitee may reasonably determine; provided that such shorter period may not be shorter than ten (10) days. The Indemnifying Party shall notify the Indemnitee in writing within the time period described in the immediately preceding sentence as to whether or not it will assume the defense of the applicable Third-Party Claim. During such notice period, and prior to an election by the Indemnifying Party to control the defense of the applicable Third-Party Claim, the Indemnitee shall be permitted to take such actions in respect of such Third-Party Claim as the Indemnitee determines in good faith are necessary or appropriate to avoid prejudice to the Indemnitee’s interests in respect of such Third-Party Claim during such notice period, provided that the Indemnitee will consult reasonably and in good faith with the Indemnifying Party in respect of such actions in advance of taking such actions to the extent possible.

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 6.05(b), such Indemnitee may defend such Third-Party Claim with counsel selected by the Indemnitee and reasonably acceptable to the Indemnifying Party. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall, subject to the terms of this Agreement, reasonably cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 6.05(b), the Indemnitee may assume and control its own defense, and the Indemnifying Party will be liable for all reasonable and documented costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the immediately preceding sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable and documented fees and expenses of such counsel.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim with respect to which an Indemnifying Party is obligated to provide indemnification to an Indemnitee pursuant to this Agreement (including Article III) without the prior written consent of the applicable Indemnitee or Indemnitees (not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; and (iii) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed).

(f) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise, resolve or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.06 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by prompt written notice given by the Indemnitee to the applicable Indemnifying Party. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) For the avoidance of doubt, Liabilities incurred by an Indemnitee pursuant to a contractual indemnification or similar obligation granted to a third party in respect of Liabilities otherwise indemnifiable under Section 6.02 or Section 6.03 shall be indemnifiable thereunder to the same extent that the underlying Liabilities would have been indemnifiable under Section 6.02 or Section 6.03.

(d) To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(e) Each of Parent and SpinCo hereby agrees that with respect to any Third-Party Claim or Action pending as of the Distribution Date or commenced following the Distribution Date, in each case that (x) has named as a defendant one or more members of the SpinCo Group but otherwise relates only to the Parent Business or (y) has named as a defendant one or more members of the Parent Group but otherwise relates only to the SpinCo Business, the Parties shall use reasonable best efforts, each at its own expense, to cause each such nominal defendant to be removed as a defendant from such Third-Party Claim or Action, as soon as reasonably practicable (including using reasonable best efforts to petition the applicable court or counterparty to remove each such nominal defendant).

Section 6.07 Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Section 6.01, Section 6.10 and Article XI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.08 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring an Action or otherwise assert any claim or defense against any Person, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of such Party’s Group, and any other Person claiming through it) waives and releases any claim or defense against any Person, alleging that: (a) the assumption or retention of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (b) the assumption or retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (c) the provisions of this Agreement (including this Article VI) or any Ancillary Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; or (d) any member of the Parent Group, or any officer, director or employee of any such member, owes fiduciary duties to any member of the SpinCo Group or any equity holder of such member, in his, her or its capacity as such with respect to this Agreement, any Ancillary Agreement, any transaction contemplated hereby or thereby or any agreement entered into in connection herewith or therewith. SpinCo shall bear all costs and expenses of the Parent Group in defending any claim brought in violation of this Section 6.08.

Section 6.09 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.10 Indemnified Damages. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Parent, SpinCo or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Parent Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive, consequential, exemplary, enhanced or treble damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Parent Group or the SpinCo Group for any indirect, special, punitive, consequential, exemplary, enhanced or treble damages.

Section 6.11 Management of Certain Actions, Government Investigations and Internal Investigations. Notwithstanding the procedures set forth in Section 6.05, this Section 6.11 shall govern the management and direction of certain pending (or, as applicable in the case of Section 6.11(e), future) Actions, Government Investigations and Internal Investigations involving one or more members of both the Parent Group and the SpinCo Group, but shall not alter the allocation of Liabilities set forth in Article II or rights to indemnification pursuant to Section 6.02 or Section 6.03. In the event of any conflict between the provisions of this Section 6.11 and Section 6.05 in respect of a SpinCo Directed Action, Parent Directed Action or Joint Action, the provisions of this Section 6.11 shall govern.

(a) From and after the Distribution, except as otherwise provided in Section 6.11(a) of the Disclosure Letter and subject to Section 7.08:

(i) the SpinCo Group shall direct the defense, prosecution or conduct (as applicable) of any Actions, Government Investigations and Internal Investigations described on Section 6.11(a) of the Disclosure Letter (the “SpinCo Directed Actions”), including the development and implementation of the legal strategy for each SpinCo Directed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 6.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any SpinCo Directed Action or any aspect thereof;

(ii) SpinCo (or the applicable member of the SpinCo Group) shall be responsible for selecting counsel in connection with the conduct and control of each SpinCo Directed Action;

(iii) Parent (or the applicable member of the Parent Group) shall be entitled to participate in (but not control) the defense, prosecution or conduct (as applicable) of each SpinCo Directed Action, and SpinCo shall provide Parent with the reasonable opportunity to consult, advise and comment with respect to all preparation, planning and strategy regarding any such SpinCo Directed Action, to the extent that Parent’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in a SpinCo Directed Action; and

(iv) the costs and expenses incurred by the SpinCo Group and the Parent Group in connection with the conduct of any SpinCo Directed Action shall be advanced, paid and reimbursed in accordance with Section 6.11 of the Disclosure Letter.

(b) From and after the Distribution, except as otherwise provided in Section 6.11(b) of the Disclosure Letter and subject to Section 7.08:

(i) the Parent Group shall direct the defense, prosecution or conduct (as applicable) of any Actions, Government Investigations and Internal Investigations described on Section 6.11(b) of the Disclosure Letter (the “Parent Directed Actions”), including the development and implementation of the legal strategy for each Parent Directed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 6.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any Parent Directed Action or any aspect thereof;

(ii) Parent (or the applicable member of the Parent Group) shall be responsible for selecting counsel in connection with the conduct and control of each Parent Directed Action;

(iii) SpinCo (or the applicable member of the SpinCo Group) shall be entitled to participate in (but not control) the defense, prosecution or conduct (as applicable) of each Parent Directed Action, and Parent shall provide SpinCo with the reasonable opportunity to consult, advise and comment with respect to all preparation, planning and strategy regarding any such Parent Directed Action, to the extent that SpinCo’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in a Parent Directed Action; and

(iv) the costs and expenses incurred by the SpinCo Group and the Parent Group in connection with the conduct of any Parent Directed Action shall be advanced, paid and reimbursed in accordance with Section 6.11 of the Disclosure Letter.

(c) From and after the Distribution, except as otherwise provided in Section 6.11(c) of the Disclosure Letter and subject to Section 7.08, the Parties shall separately but cooperatively manage and direct the defense, prosecution or conduct (as applicable) of any Actions, Government Investigations and Internal Investigations described on Section 6.11(c) of the Disclosure Letter (“Joint Actions”), including the development and implementation of the legal strategy for each Joint Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 6.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any Joint Action or any aspect thereof. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Joint Actions such that the appropriate Party or member of each Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent feasible, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, work product protection, joint defense, common interest or other privilege with respect to any Joint Action. Notwithstanding anything to the contrary herein, the costs and expenses of counsel for each Joint Action shall be paid for by the Party indicated with respect to such Joint Action on Section 6.11(c) of the Disclosure Letter; provided, that in the event that either Party determines to retain new separate counsel with respect to any Joint Action, such Party shall bear the costs and expenses of its separate counsel. The costs and expenses incurred by SpinCo or Parent in connection with the conduct of any Joint Action shall be advanced, paid and reimbursed in accordance with Section 6.11 of the Disclosure Letter. In any Joint Action, each of Parent and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating solely to the Parent Business or the SpinCo Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party.

(d) No Party managing an Action (the “Managing Party”) pursuant to this Section 6.11 shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”) (not to be unreasonably withheld, conditioned or delayed); provided, however, that such Non-Managing Party, including, in the case of a Joint Action, any co-defendant, shall be required to consent to such entry of judgment or to such settlement that the Managing Party or other co-defendant may recommend with respect to any claim for which such Non-Managing Party (or co-defendant) is the defendant if the judgment or settlement: (i) contains no finding or admission of liability with respect to such Non-Managing Party’s (or co-defendant’s) Group or its applicable related Persons; (ii) involves only monetary relief which the Managing Party or proposing co-defendant has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party’s (or co-defendant’s) Group and its applicable related Persons. Notwithstanding the foregoing, the consent of the Non-Managing Party or co-defendant shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Non-Managing Party’s Group or its applicable related Persons (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Any Government Investigation that (i) is not set forth on Section 6.11(c) of the Disclosure Letter, (ii) Parent determines in good faith involves one or more members of both the Parent Group and the SpinCo Group, (iii) relates to conduct that occurred prior to the Distribution Date and (iv) Parent determines in good faith involves, or would reasonably be expected to involve, non-monetary relief sought by a Governmental Authority with respect to a member of the Parent Group, shall be separately but cooperatively managed and directed by the Parties as if it were a Joint Action in accordance with the terms of Section 6.11(c) (subject, for the avoidance of doubt, to Section 6.11 of the Disclosure Letter and Section 6.11(d)). If either Party shall receive notice or otherwise learn of a Government Investigation that would reasonably be expected to require cooperative management as a Joint Action pursuant to this Section 6.11(e), such Party shall give the other Party written notice thereof as soon as reasonably practicable.

ARTICLE VII

ACCESS TO INFORMATION; PRIVILEGE; CONFIDENTIALITY

Section 7.01 Agreement for Exchange of Information; Archives.

(a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(b), each of Parent and SpinCo, on behalf of its Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, relating to the Parent Business or the SpinCo Business, which Parent or SpinCo, or any member of its respective Group, as applicable: (i) reasonably needs to comply with reporting, disclosure, filing or other requirements imposed on Parent or SpinCo, or any member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over Parent or SpinCo, or any member of its respective Group, as applicable; (ii) requests for use in any other judicial, regulatory, administrative or other Action or Internal Investigation, including possible Actions or Internal Investigations anticipated in good faith, or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements; or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided that any request for information pursuant to this Section 7.01 shall be used only for the purposes described in this paragraph.

(b) In the event that either Parent or SpinCo determines in good faith that the disclosure of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party may restrict such information to view by the other Party’s attorneys’ and experts’ eyes only before providing access to or furnishing such Information to the other Party; provided, however, that both Parent and SpinCo shall take all commercially reasonable measures to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence.

Section 7.02 Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or in any Ancillary Agreement, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.03 Compensation for Providing Information. The Party requesting information pursuant to this Article VII shall reimburse the providing Party for the reasonable, documented, out-of-pocket costs, if any, in complying with a request for Information pursuant to this Article VII (whether or not such Information was a SpinCo Asset or a Parent Asset).

Section 7.04 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements, in each case in accordance with such Party’s standard record retention practices and in any event not less than the standards in Parent’s record retention practices as of the date hereof and in accordance with applicable Law. Each of Parent and SpinCo shall use their reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” listed on Section 7.04(b) of the Disclosure Letter in accordance with the provisions set forth on Section 7.04(b) of the Disclosure Letter with respect to such listed litigation hold.

Section 7.05 Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards, as determined in good faith by Parent, or as required by Law for Parent to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Parent), SpinCo shall use its reasonable best efforts to assist Parent in meeting Parent’s timetable for dissemination of its financial statements and to enable Parent’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts and during such period as specified in the immediately preceding sentence, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) SpinCo shall authorize and direct its auditors to make available to Parent’s auditors, within a reasonable time prior to the date of Parent’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable Parent’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Parent’s auditors’ opinion or report and (ii) until all governmental audits of those financial statements of Parent specified in the immediately preceding sentence are complete, SpinCo shall provide reasonable access during normal business hours for Parent’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Parent may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group; provided, further, that, any request for access pursuant to this Section 7.05(a) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards, as determined in good faith by Parent, or as required by Law), Parent shall use its reasonable best efforts to assist SpinCo in meeting SpinCo’s timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, and during such period as specified in the immediately preceding sentence, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Parent shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Parent and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Parent’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all governmental audits of those financial statements of SpinCo specified in the immediately preceding sentence are complete, Parent shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Parent and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Parent and its Subsidiaries and (y) the officers and employees of Parent and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Parent and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Parent Group; provided, further, that, any request for access pursuant to this Section 7.05(b) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Parent to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, SpinCo shall, within a reasonable period of time following a request from Parent in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Parent with certifications of such officers in support of the certifications of Parent’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to (i) Parent’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is Parent’s fourth fiscal quarter), (ii) to the extent applicable, each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and (iii) Parent’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such SpinCo officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Parent and SpinCo.

Section 7.06 Limitations of Liability. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement, including any Information that constitutes an estimate or forecast or is based upon an estimate or forecast.

Section 7.07 Production of Witnesses; Records; Cooperation.

(a) Without limiting any of the rights or obligations of the Parties pursuant to Section 7.01 or Section 7.04, after the Distribution Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, and subject to Section 7.01(b), each of Parent and SpinCo shall use their reasonable best efforts to make reasonably available, upon written request: (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise); and (ii) subject to Section 7.01(b), Information contemplated by Section 7.01(a), in each case of clauses (i) and (ii), to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Internal Investigation, Commission comment or review or threatened or contemplated Action, Internal Investigation, Commission comment or review (including preparation for any such Action, Internal Investigation, Commission comment or review) in which either Parent or SpinCo or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action, Internal Investigation, Commission comment or review or threatened or contemplated Action, Internal Investigation, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable, documented, out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, Parent and SpinCo shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions, Internal Investigations or threatened or contemplated Actions or Internal Investigations (including in connection with preparation for any such Action or Internal Investigation), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c) The obligation of Parent and SpinCo, pursuant to this Section 7.07, to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of Parent and SpinCo agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.07.

Section 7.08 Privileged Matters.

(a) Solely for purposes of asserting privileges which may be asserted under applicable Law, and without limiting the provisions of Section 7.10: (x) in order to protect the rights of the Parties to assert privilege, the Parties acknowledge and agree that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel, other legal professionals, or other professionals acting at the direction of counsel) have been and will be rendered for the collective benefit of Parent and SpinCo, and (y) each of Parent and SpinCo shall be deemed to have been the client in connection with such services with respect to periods prior to the Distribution. The Parties acknowledge and agree that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of Parent or SpinCo, as the case may be.

(b) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Parent Business or the Distribution and not to the SpinCo Business, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Parent Assets or Parent Liabilities, and not any SpinCo Assets or SpinCo Liabilities, in connection with any Actions or Internal Investigations that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. For the avoidance of doubt, Information shall not be deemed to relate to the Parent Business solely by virtue of the fact that personnel associated with the corporate function of Parent were involved in the production or evaluation of such Information or otherwise involved in the Actions or Internal Investigations relating to such Information.

(c) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the SpinCo Business and not to the Parent Business or the Distribution, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities and not any Parent Assets or Parent Liabilities in connection with any Actions or Internal Investigations that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. For the avoidance of doubt, Information shall not be deemed to relate to the SpinCo Business solely by virtue of the fact that SpinCo personnel were involved in the production or evaluation of such Information or otherwise involved in the Actions or Internal Investigations relating to such Information.

(d) Subject to the remaining provisions of this Section 7.08, the Parties agree that Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged Information not otherwise allocated pursuant to this Section 7.08 in connection with any Actions or Internal Investigations, or threatened or contemplated Actions or Internal Investigations, or other matters that involve both Parties (or one or more members of their respective Groups), whether or not such privileged Information is in the possession or under the control of a member of the SpinCo Group or a member of the Parent Group.

(e) To the extent that an issue regarding a privilege controlled by one Party under this Section 7.08 arises in connection with an Action or Internal Investigation the defense, prosecution or conduct (as applicable) of which the other Party is entitled to direct pursuant to Section 6.11, the Party entitled to control such privilege shall cooperate in good faith with the Party directing such Action or Internal Investigation in order to facilitate the efficient administration of such Action or Internal Investigation. If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith and (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(g) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information; and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

Section 7.09 Confidential Information.

(a) Each of Parent and SpinCo, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all confidential or proprietary Information concerning the Parent Business or the Parent Group (in the case of SpinCo or a member of its Group) or the SpinCo Business or the SpinCo Group (in the case of Parent or a member of its Group) (such Group’s “Specified Confidential Information”) that is either in its possession (including such Specified Confidential Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Specified Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Specified Confidential Information is: (x) in the public domain through no fault of any member of the Parent Group or the SpinCo Group, as applicable, or any of its respective Representatives; (y) later lawfully acquired from other sources by any of Parent, SpinCo or their respective Groups or Representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Parent, SpinCo or Persons in their respective Groups, as applicable; or (z) independently generated after the date hereof without reference to any Specified Confidential Information of the Parent Group or the SpinCo Group, as applicable. Notwithstanding the foregoing, each of Parent and SpinCo may release or disclose, or permit to be released or disclosed, any such Specified Confidential Information of the other Group (i) to their respective Representatives who need to know such Specified Confidential Information (who shall be advised of the obligations hereunder with respect to such Specified Confidential Information), (ii) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions, (iii) if such Party or its Group is required or compelled to disclose any such Specified Confidential Information by judicial or administrative process (including any proceeding brought by a Governmental Authority) or by other requirements of Law or stock exchange rule, in each case, to the extent such Party is advised by counsel that it is advisable to do so, (iv) as required in connection with the defense of any legal or other proceeding brought by one Party against the other Party or in respect of claims by one Party against the other Party brought in such a proceeding, (v) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures under applicable Law or in connection with the Distribution, (vi) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement and (vii) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements; provided, however, that, with respect to clause (i) hereof: (A) such Representatives shall keep such Specified Confidential Information confidential and will not disclose such Specified Confidential Information to any other Person and (B) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of this Section 7.09(a) by any such Representative; with respect to clause (ii) hereof, the Party whose Specified Confidential Information is being disclosed or released to such rating organization is promptly notified thereof in writing in advance of such disclosure or release; with respect to public disclosures pursuant to clause (iii) hereof, that the Party required to disclose such Specified Confidential Information gives the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Specified Confidential Information prior to the disclosure thereof; and, in the case of disclosure required by judicial or administrative process pursuant to clause (iii) hereof, that the Party required to disclose such Specified Confidential Information gives the other Party, to the extent reasonably practicable and legally permissible, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such Party. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose such Specified Confidential Information of the other Group shall furnish, or cause to be furnished, only that portion of such Specified Confidential Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Specified Confidential Information.

(b) Each Party acknowledges that it or members of its Group may presently have and, after the Distribution, may gain access to or possession of confidential or proprietary Information of, or legally protected personal Information relating to, third parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such third parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution or (ii) that, as between the two Parties, was originally collected by the other Party or such other Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, the confidential and proprietary Information of, or legally protected personal Information relating to, third parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Distribution or affirmative commitments or representations that were made before the Distribution by, between or among the other Party or members of the other Party’s Group, on the one hand, and such third parties, on the other hand.

(c) Notwithstanding anything in this Agreement to the contrary, the receiving Party may disclose, disseminate, or use the ideas, concepts, know-how and techniques, in each case that are related to the receiving Party’s business activities and that are contained in the disclosing Party’s Specified Confidential Information and retained in the unaided memories of the receiving Party’s employees who have had access to the disclosing Party’s Specified Confidential Information, who have not intentionally memorized such Specified Confidential Information, and in each case without the specific intent to use or disclose such Specified Confidential Information. For the avoidance of doubt, nothing in this Section 7.09(c) grants either Party any right or license in or to any Patents or Copyrights.

Section 7.10 Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein or imposed by operation of law, that Parent has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP, Carey Olsen Jersey LLP, Davis Polk & Wardwell LLP and Covington & Burling LLP (collectively, the “Known Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. SpinCo hereby agrees on behalf of itself and each member of its Group that, notwithstanding anything to the contrary contained herein or imposed by operation of law, in the event that a dispute (whether or not related to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby) arises between or among (x) any member of the SpinCo Group, any SpinCo Indemnitee or any of their respective Affiliates, on the one hand, and (y) any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates, on the other hand: (a) any Known Counsel may represent any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to, or conflict with the legal or economic interests of, any Person described in clause (x), and even though such Known Counsel may have represented or provided advice to a Person described in clause (x) in a matter substantially related to such dispute at or prior to the Distribution, or may be handling ongoing matters for a Person described in clause (x) as of the Distribution Date that continue following the Distribution, and even though such Known Counsel may have or previously have had confidential or privileged information of a Person described in clause (x) that may be related to such dispute, (b) SpinCo hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest or claim to confidentiality in connection with such representation by such Known Counsel, and (c) SpinCo hereby agrees, on behalf of itself and each other Person described in clause (x), as applicable, not to seek to disqualify such Known Counsel in connection with such representation. SpinCo, on behalf of itself and each other member of its Group, irrevocably authorizes any Known Counsel to disclose or provide any of its confidential or privileged information existing as of the date hereof to Parent or any other member of Parent’s Group, and to otherwise use or disclose that information in accordance with Parent’s direction. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 7.10. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, further agrees that each Known Counsel and its respective partners and employees are third-party beneficiaries of this Section 7.10, and may seek to enforce this Section 7.10.

ARTICLE VIII

INSURANCE

Section 8.01 Maintenance of Insurance and Termination of Coverage.

(a) Until the Distribution, Parent shall (i) cause the members of the SpinCo Group and their respective employees, officers and directors to continue to be covered as insured parties under the applicable policies of insurance of Parent and its Subsidiaries, in a manner which is no less favorable than the coverage provided for the Parent Group and (ii) permit the members of the SpinCo Group and their respective employees, officers and directors to submit claims in the ordinary course, relating to, arising out of or resulting from facts, circumstances, events or matters that occurred prior to the Distribution to the extent permitted under such policies.

(b) Except as otherwise expressly permitted in this Article VIII, Parent and SpinCo acknowledge that, as of immediately prior to the Distribution, Parent intends to take such action as it may deem necessary or desirable to remove the members of the SpinCo Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Parent Group by any insurance carrier effective immediately prior to the Distribution, and on or following the Distribution, the SpinCo Group shall cease to be in any manner insured by, entitled to any benefits or coverage under, or entitled to seek benefits or coverage from or under any Parent insurance policies other than any insurance policy issued exclusively in the name and for the benefit of any member of the SpinCo Group (and except for any such insurance policy which forms a part of a fronted, or equivalent, insurance program for which any member of the Parent Group retains funding responsibility). SpinCo Group will not be entitled at or following the Distribution to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring at or after the Distribution. No member of the Parent Group shall be deemed to have made any representation or warranty as to the availability of any coverage, insurability, or satisfaction of any terms and conditions under any such insurance policy. At and after the Distribution, the SpinCo Group shall procure all contractual and statutorily obligated insurance related to the operation of the SpinCo Business.

Section 8.02 Claims under Parent Insurance Policies.

(a) At and after the Distribution, the members of each of the Parent Group and the SpinCo Group shall, subject to the terms of this Section 8.02, have the right to assert Parent Policy Pre-Separation Insurance Matters under the applicable Available Insurance Policies up to the full extent of the applicable and available limits of liability of such policy subject to the terms and conditions of such policies.

(i) With respect to any claims contemplated by Section 8.02(a) asserted by members of the SpinCo Group with respect to the SpinCo Business, subject to the terms of this Section 8.02, members of the SpinCo Group shall be solely responsible for notifications, and updates to the applicable insurance companies, compliance with all policy terms and conditions, and for the handling, pursuit and collection of such claims.

(ii) Members of the SpinCo Group shall not, without the written consent of Parent, amend, modify, waive or release any rights of Parent under any such insurance policies and programs. Parent shall have primary control over any Parent Policy Pre-Separation Insurance Matters relating to both the Parent Business and the SpinCo Business, subject to the terms and conditions of the relevant policy of insurance governing such control.

(b) Each of Parent and SpinCo shall, and shall cause each member of the Parent Group and SpinCo Group, respectively, to, reasonably cooperate with and assist the applicable member of the SpinCo Group and the Parent Group, as applicable, with respect to claims reported to insurance companies pursuant to Section 8.02(a). With respect to coverage claims or requests for benefits asserted by members of the SpinCo Group under the Available Insurance Policies, Parent shall have the right but not the duty to monitor or associate with such claims.

(c) Notwithstanding anything contained herein, except as provided in Section 8.06, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of any member of the Parent Group to insurance coverage under the Parent Insurance Policies for any matter, whether relating to the rights of the SpinCo Group or otherwise and (ii) Parent shall retain the exclusive right to control the insurance policies of the Parent Group, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of such insurance policies and to amend, modify or waive any rights under any such insurance policies, notwithstanding whether any such insurance policies apply to any past, present or future Liabilities of or claims by any member of the SpinCo Group, including coverage claims with respect to any claim, act, omission, event, circumstance, occurrence or loss for which the SpinCo Group may make a claim under an insurance policy pursuant to this Section 8.02. SpinCo, on behalf of itself and each member of the SpinCo Group, hereby gives consent for the Parent to inform any affected insurer of this Agreement and to provide such insurer, as reasonably necessary, with all or any portion of a copy hereof.

Section 8.03 Claims under SpinCo Insurance Policies.

(a) At and after the Distribution, the members of each of the Parent Group and the SpinCo Group shall, subject to the terms of this Section 8.03, have the right to assert SpinCo Policy Pre-Separation Insurance Matters under the applicable SpinCo insurance policies up to the full extent of the applicable and available limits of liability of such policy subject to the terms and conditions of such policies.

(i) With respect to any claims contemplated by Section 8.03(a) asserted by members of the Parent Group with respect to the Parent Business, subject to the terms of this Section 8.03, members of the Parent Group shall be solely responsible for notifications, and updates to the applicable insurance companies, compliance with all policy terms and conditions, and for the handling, pursuit and collection of such claims.

(ii) Members of the Parent Group shall not, without the written consent of SpinCo, amend, modify, waive or release any rights of SpinCo under any such insurance policies and programs. SpinCo shall have primary control over any SpinCo Policy Pre-Separation Insurance Matters relating to both the Parent Business and the SpinCo Business, subject to the terms and conditions of the relevant policy of insurance governing such control.

(b) Each of Parent and SpinCo shall, and shall cause each member of the Parent Group and SpinCo Group, respectively, to, reasonably cooperate with and assist the applicable member of the SpinCo Group and the Parent Group, as applicable, with respect to claims reported to insurance companies pursuant to Section 8.03(a). With respect to coverage claims or requests for benefits asserted by members of the Parent Group under the insurance policies of the SpinCo Group, SpinCo shall have the right but not the duty to monitor or associate with such claims.

(c) Notwithstanding anything contained herein, except as provided in this Article VIII, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of any member of the SpinCo Group to insurance coverage for any matter, whether relating to the rights of the Parent Group or otherwise and (ii) SpinCo shall retain the exclusive right to control the insurance policies of the SpinCo Group, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of such insurance policies and to amend, modify or waive any rights under any such insurance policies, notwithstanding whether any such insurance policies apply to any past, present or future Liabilities of or claims by any member of the Parent Group, including coverage claims with respect to any claim, act, omission, event, circumstance, occurrence or loss for which the Parent Group may make a claim under an insurance policy pursuant to this Section 8.03. Parent, on behalf of itself and each member of the Parent Group, hereby gives consent for SpinCo to inform any affected insurer of this Agreement and to provide such insurer, as reasonably necessary, with all or any portion of a copy hereof.

Section 8.04 Insurance Proceeds. Except as set forth on Section 8.04 of the Disclosure Letter, any Insurance Proceeds received by the Parent Group for the benefit of members of the SpinCo Group or by the SpinCo Group for the benefit of members of the Parent Group, in accordance with Section 8.02 or Section 8.03, shall be transferred, respectively, to the SpinCo Group (in the former case) or the Parent Group (in the latter case). Any Insurance Proceeds received for the benefit of both the Parent Group and the SpinCo Group shall be distributed pro rata based on the respective share of the underlying loss.

Section 8.05 Claims Not Reimbursed. Neither Party shall be liable to the other Party for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, reimbursement obligations (including under “fronted” or similar insurance policies), bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Parent Group or any member of the SpinCo Group or any defect in such claim or its processing. To the extent an insurance carrier requires a Party or a member of such Party’s Group to make a payment in respect of a deductible, retention or other similar limitation on coverage that is the obligation of the other Party or of a member of such other Party’s Group, the responsible Party shall cause such amount to be repaid to the applicable Party or Group member in accordance with Section 11.06 of the Disclosure Letter. Nothing in this Section 8.05 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 8.06 D&O Policies. At and after the Distribution, Parent shall not, and shall cause the members of the Parent Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Parent Group in respect of claims made against and known by Parent prior to the Distribution. Parent shall, and shall cause the members of the Parent Group to, reasonably cooperate with the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution in their pursuit of any such coverage claims under such D&O Policies which could inure to the benefit of such individuals. Parent shall allow SpinCo and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine the relevant D&O Policies maintained by Parent and members of the Parent Group. Parent shall provide, and shall cause other members of the Parent Group to provide, such cooperation as is reasonably requested by SpinCo in order for SpinCo to have in effect at and after the Distribution new D&O Policies with respect to claims reported at or after the Distribution including for claims relating to acts or omissions prior to the Distribution. Each of SpinCo and Parent shall, and shall cause each member of the SpinCo Group and the Parent Group, respectively, to have in effect at and after the Distribution such D&O Policies as are appropriate in their respective judgments to cover any claims reported at or after the Distribution for which they respectively have written indemnity obligations to directors, officers and employees, including for claims relating to acts or omissions prior to the Distribution.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 9.01 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and of the Ancillary Agreements, each of the Parties shall, subject to Section 5.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate, and make effective, the transactions contemplated by this Agreement.

Section 9.02 Non-Solicitation Covenant. For a period of one (1) year from and after the Distribution Date, neither Party shall, and shall ensure that the other members of such Party’s Group shall not, directly or indirectly, (i) solicit or induce or attempt to solicit or induce any executive, any officer or any employee of the other Party’s Group to leave employment of such Party’s Group or (ii) hire any executive, any officer or any employee, in each case, without the prior written consent of Parent or SpinCo, as applicable; provided, however, that this Section 9.02 shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the Parent Group or the SpinCo Group, as applicable.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated by Parent at any time, in its sole discretion, prior to the Distribution.

Section 10.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of their Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement or the Ancillary Agreements.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements, the Disclosure Letter and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement or any Master Ancillary Agreement, on the one hand, and the provisions of any Local Transfer Agreement (including any provision of a Local Transfer Agreement providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement and any such Master Ancillary Agreement shall prevail and remain in full force and effect, unless otherwise stated in such Master Ancillary Agreement or required by non-waivable local Law. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement in accordance with the immediately preceding sentence.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof or thereof.

Section 11.02 Negotiation. In the event of any dispute arising out of or in connection with this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article XI) or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall first give written notice of the Dispute (a “Dispute Notice”), and the chief legal officers of the Parties (or such other individuals designated by the respective chief legal officers) or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided, further, that in the event of any arbitration in accordance with Section 11.03, the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period.

Section 11.03 Arbitration. If the Dispute has not been resolved for any reason within the Negotiation Period, such Dispute shall thereafter be settled by final and binding arbitration under the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”) by a single arbitrator appointed in accordance with the said Rules, except as provided in Section 11.04 or as otherwise modified herein. No award or procedural order made in the arbitration shall be published.

(a) The arbitrator shall be a member in good standing of the Bar of the Supreme Court of Delaware for at least ten (10) years.

(b) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c) Time is of the essence for any arbitration under this agreement and arbitration hearings shall conclude within one hundred and eighty (180) days of the date of signature of the Terms of Reference (as described in the Rules) and awards rendered within ninety (90) days thereafter. The arbitrator shall agree to these limits prior to accepting appointment.

(d) For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(e) Without derogating from Section 11.03(f), the Arbitral Tribunal or any Emergency Arbitrator shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 11.04. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(f) The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement or the applicable Ancillary Agreement, including specific performance and temporary or final injunctive relief, provided, however, that except as provided in Section 11.12, the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award indirect, special, punitive, consequential, exemplary, enhanced or treble damages.

(g) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and expenses and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(h) Arbitration under this Article XI shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any state or federal court within the State of Delaware (which courts the Parties hereby agree have jurisdiction over them to enforce any such award) and any other court having jurisdiction over the relevant Party or its Assets.

(i) The International Court of Arbitration of the ICC shall, at the request of a Party, consolidate two or more arbitrations pending under the Rules into a single arbitration, where all of the claims in the arbitrations are made under the Agreement or the Ancillary Agreements. When arbitrations are consolidated, they shall be consolidated into the arbitration that commenced first, unless otherwise agreed by all parties to the arbitrations.

Section 11.04 Specific Performance. Subject to Section 11.02 and Section 11.03, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any applicable Ancillary Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement or any applicable Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 11.04 shall be pursued in arbitration under Section 11.03.

Section 11.05 Confidentiality. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by applicable Law or stock exchange rule or to defend or pursue any legal right or to the extent required for financial reporting or the audit of applicable financial statements. In the event any Party makes application to any court in connection with this Section 11.05 (including any for Interim Relief or proceedings to enforce a final award), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal (other than with respect to materials already publicly available), shall oppose any challenge by any third party to such sealing, and shall give the other Party prompt (and, in any event, within one business day) notice of such challenge.

Section 11.06 No Set-Off; Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, (a) neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (i) amounts payable pursuant to this Agreement or any Ancillary Agreement or (ii) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement and (b) any amounts payable pursuant to this Agreement (including pursuant to Section 2.03(d)(iii)) or any Ancillary Agreement shall be settled in the manner and on the timeframes provided on Section 11.06 of the Disclosure Letter.

Section 11.07 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 11.02, Section 11.03, Section 11.04 or Section 11.05 with respect to all matters not subject to such dispute resolution.

Section 11.08 Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 11.09 Assignability. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable (including by means of a divisional or divisive merger or similar transaction), in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto and (ii) a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, further, that no assignment permitted by clauses (i) or (ii) of this Section 11.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. In the case of any assignment permitted by this Section 11.09, the assigning Party shall provide prompt written notice of such assignment to the non-assigning Party.

Section 11.10 Third-Party Beneficiaries. Except as expressly set forth in Section 7.10, the rights of the members of each Party’s Group as set forth herein, and for the indemnification rights under this Agreement of any Parent Indemnitee or SpinCo Indemnitee in his, her or its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.11 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail (followed by delivery of an original via overnight courier service) or (d) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

Aptiv PLC

Spitalstrasse 5

8200 Schaffhausen, Switzerland

Attention:   [***]

E-mail:    [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:   Steven J. Williams

     Andrew D. Krause

E-mail:     swilliams@paulweiss.com

     akrause@paulweiss.com

If to SpinCo, to:

Versigent PLC

Spitalstrasse 5

8200 Schaffhausen, Switzerland

Attn:     [***]

Email:     [***]

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 11.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 11.13 Publicity. SpinCo shall consult with Parent and shall, subject to the requirements of Section 7.09, provide Parent the opportunity to review and comment upon any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, SpinCo’s Current Reports on Form 8-K to be filed on the Distribution Date, SpinCo’s Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, SpinCo’s Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). SpinCo’s obligations pursuant to this Section 11.13 shall terminate on the date on which SpinCo’s First Post-Distribution Report is filed with the Commission.

Section 11.14 Expenses. Except as set forth on Section 11.14 of the Disclosure Letter, or as otherwise expressly provided in this Agreement or in any Ancillary Agreement, (i) all third-party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with effecting the Spin-Off prior to or on the Distribution Date (but excluding, for the avoidance of doubt, any financing fees, discounts or interest payable in respect of any indebtedness incurred by SpinCo in connection with the Spin-Off), will be borne and paid by Parent and (ii) all third-party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with effecting the Spin-Off following the Distribution Date, will be borne and paid by the Party incurring such fee, cost or expense. For the avoidance of doubt, this Section 11.14 shall not affect each Party’s responsibility to indemnify Parent Liabilities or SpinCo Liabilities, as applicable, arising from the transactions contemplated by the Distribution.

Section 11.15 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.16 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

Section 11.17 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 11.18 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 11.19 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including the Disclosure Letter) and not to any particular provision of this Agreement. Article or Section references are to the Articles and Sections of or to this Agreement or the Disclosure Letter, as applicable, unless otherwise specified. Any capitalized terms used in the Disclosure Letter or in any Schedule to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in the Disclosure Letter or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 11.18). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

[Remainder of page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed as of the date first noted above by their duly authorized representatives.

APTIV PLC

By:	/s/ Varun Laroyia
Name: Varun Laroyia
Title: Executive VP & CFO

VERSIGENT LIMITED

By:	/s/ Timothy Seitz
Name: Timothy Seitz
Title: Director

[Signature Page to Separation and Distribution Agreement]